As filed with the Securities and Exchange Commission on October 31, 2007

Registration No. 333-135681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Info-Hold, Inc.

(Name of small business issuer in its charter)

Delaware	7389	31-1248585
(State or Jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4120 Airport Road

Cincinnati, Ohio 45226

(513) 248-5600

(Address and telephone number of principal executive offices)

Delaware Corporations LLC

800 Delaware Avenue

Wilmington, DE 19801

(302) 652-8400

(Name, address and telephone number of agent for service)

Copy of all communications to:

David M. Griffith, Esq.

Law Office of David M. Griffith, APC

One World Trade Center, Suite 800

Long Beach, California 90831

(562) 240-1040

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (4)
Units, consisting of one share of common stock, $.0000001 par value per share, and one warrant to purchase one share of common stock (3)	4,000,000 units	$—	$—	$—
Common stock included in Units	4,000,000 shares	$0.0990	396,000	$12.16
Warrants to purchase common stock included in Units	4,000,000 warrants	$0.0010	4,000	$0.12
Common stock underlying public warrants (3)	4,000,000 shares	$0.3000	1,200,000	$36.84
Total				$49.12

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Act”), in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of stock splits, stock dividends, triggering of any anti-dilution provisions in the warrants included in the units or similar transactions involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Act, and computed pursuant to Rule 457(a) promulgated under the Act.
(3)	Issuable upon exercise of Warrants.
(4)	Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated             , 2007

4,000,000 UNITS (MAXIMUM OFFERING)

2,000,000 UNITS (MINIMUM OFFERING)

INFO-HOLD, INC.

Info-Hold, Inc. is offering up to 4,000,000 Units in a direct public offering, without any involvement of underwriters or broker-dealers. The offering will be conducted by our officers and directors on a ‘best efforts’ basis. The offering price is $0.10 per Unit. Each Unit consists of one common share and one warrant to purchase one common share with an exercise price of $0.30 for a period of two years. In the event that 2,000,000 Units are not sold within 360 days from the offering commencement date, all money received by us will be promptly returned to you with interest. If at least 2,000,000 Units are sold within the prescribed period, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate escrow account at Huntington Bank, Cincinnati, Ohio until the minimum offering of 2,000,000 Units is achieved. Thereafter, we may continue this offering until the maximum offering of 4,000,000 Units is achieved, and future proceeds received, if any, will be held in a separate company operating account at Huntington Bank which will be under our control. Purchases by our principals will not count towards the minimum number of Units that must be sold within the offering period.”

This is our initial public offering and no public market currently exists for our Units, shares of common stock or warrants. Although we intend to apply for quotation of our common stock and warrants on the NASD Over-the-Counter Bulletin Board, public trading of our common stock and warrants may never materialize.

Investing in our Units involves substantial risks. See “Risk Factors” at Page 5.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Unit	$0.10	None	$0.10
Minimum Offering - 2,000,000 Units	$200,000	None	$130,000
Maximum Offering - 4,000,000 Units	$400,000	None	$330,000
Minimum Offering - Common Stock Underlying Warrants	$600,000	None	$(3)
Maximum Offering - Common Stock Underlying Warrants	$1,200,000	None	$(3)
Total - Minimum Offering	$800,000	None	$(3)
Total - Maximum Offering	$1,600,000	None	$(3)

Footnotes to Table:

(1)	The offering of Units will be conducted on a ‘best efforts’ basis by our officers and directors.
(2)

The difference between the aggregate ‘Price to the Public’ and the ‘Proceeds to Us’ is our estimate of fees and expenses to be paid to unrelated third parties for legal and accounting fees and expenses related to this offering of $70,000.

(3)	Not determinable at this time; the amount received will depend on the actual number of warrants exercised.

The date of this prospectus is                     , 2007.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

INFO-HOLD, INC.

Overview and Corporate Mission Statement

We were formed in January 1988 and were acquired by our current chief executive officer and president, Joey C. Hazenfield, in 1991. Upon completion of this offering, assuming no warrants are exercised, current shareholders will own 96.4% of our common stock and Mr. Hazenfield will own approximately 81.8%.

Over the past 15 years we have achieved the following milestones:

•	We commenced operations as a vendor of tape-based on-hold message systems.

•	In 1992, we believe that we originated the first track selectable on hold messaging system for the on-hold messaging industry.

•

In 1996 we introduced Info-Link, our patented system that allows remote access from Windows based personal computers giving customers the ability to control their messaging systems at each location out in the field.

•

In 2001 we developed new patent-pending technology for intelligently integrated on hold messaging systems for traditional line and/or VoIP (Voice Over Internet Protocol) telephone systems or applications.

•

In 2002 we entered into a strategic marketing agreement with NEC Corp. (NASDAQ: NIPNY). Under this agreement we: (i) private label our patented core messaging system known as Protégé to NEC which markets it under the trade name ‘Audio Emcee;’ (ii) provide a complete turnkey system including the system hardware and the licensed music and custom message content production required by the end-user; and (iii) jointly market the product though NEC’s existing 800 dealer network in the United States and Canada. Our NEC contract may be terminated on June 7, 2007, unless renewed.

•

In 2005 we partnered with XM Satellite Radio to bring music content to our latest version of Info-Link, now called Info-Link XM. Info-Link XM allows our customers to provide overhead in store music and messaging together with telephone on hold messaging. Info-Link XM allows the end-user to receive more than 170 digital channels of XM content. For 2005 and for the year ending December 31, 2006 our revenues received from our XM contract have been $110,000. Our XM contract may be terminated on June 25, 2007, unless renewed.

•

In 2006, we formed a wholly owned subsidiary in the name of Technology Sound Solutions LLC. This new entity is owned by Info-Hold, Inc. and will provide installations and support services for our products.

•

In 2007, we signed an agreement with Sirius Satellite Radio to partner with them to offer our Info-Link system. The relationship will position us for the upcoming merger between XM radio and Sirius Radio if the merger is completed. By having a relationship with both music providers we can be assured we will have an ongoing platform to offer music services from, regardless of the events that may occur with the satellite radio network after the merger. In the event the merger does not occur we would be able to offer the end user the choice of either XM or Sirius to be played through their on site Info-Link messaging system.

We recorded revenues of $1,279,667 and a net profit of $20,395 for our fiscal year ended December 31, 2005. During the 12- month period ended December 31, 2006, we recorded revenues of $1,433,601 and net income of $177,268. For the first 3 months of 2007, we recorded revenues of $671,593 and a net income of $136,920. For the first 6 months of 2007, we recorded revenues of $1,344,508 and a net income of $177,094.

With our product line developed, we now seek to become the premier provider of telephone on hold and in store music and messaging products and services in the United States based on ‘market share’. We have identified four specific growth areas where we can leverage our existing products and sales distribution channels: (i) further expand our national dealer network; (ii) target large national accounts; (iii) aggressively pursue acquisitions of smaller on-hold messaging companies; and (iv) generate new service clients and royalty revenue streams from the purchase of VoIP business telephone systems imbedded with our patented on hold messaging technology.

Info-Hold Products

Our three core products are Protegé, Info-Link and Info-Link XM

Some of the key features of our CD based Protegé on-hold messaging systems are:

•	Messages can be programmed on-site (track selectable)

•	Dated messages can be skipped

•	Customers may build an accumulating library of messages (reducing production costs)

Info-Link added the following features in addition to those found on our Protégé system:

•

Remote access from any Windows compatible PC allowing customers access to all of their message options and scripts, including the ability to view what messages are playing at each location via the internet using any standard web browser

•

Remote programmability which allows our customers to survey, select and command any combination of messages to play in any sequence, at any location at anytime within minutes. All commands can be done from a central office with the instructions sent to the systems in the field through our nationwide wireless network.

Info-Link XM includes all of the same features as Info-Link, but also includes the following set of additional features:

•	Complete turnkey in store point of sale music and messaging solution

•	Patented Info-Link XM Satellite Radio system with best in class programming content

•

Web based two way wireless control network allowing end-user control of all Info-Link XM unit functions including channel programming, message programming, volume control, and providing near real-time status information to us and the customer)

•	Multiple content downloading options for real world applications (Ethernet, telephone modem, and CD loading capabilities)

Recent Developments

We have entered into agreements with the following companies for system contracts or test trials of our new Info-Link XM Satellite Radio music and messaging system at selected business locations:

•

Our XM contract for developing new products with the XM chip set embedded internally in any of our products was mutually non-renewed on June 25, 2007. This contract was not renewed because it was no longer needed for the development of the Info-Link XM product. The expiration of this contract does not affect our ability to sell the Info-Link XM product or XM Satellite Radio content to our customers.

•

Our Info-Link XM product is offered to commercial clients under a monthly payment that includes both the cost to lease the equipment and an additional portion for the XM music and Info-Hold messaging services. Under our contracts the equipment is leased and not owned by the commercial customer. As such, under the lease arrangement, Info-Hold is responsible for servicing or replacing any equipment that does not operate due to any system mechanical failure not caused by outside sources. Any failure caused by external sources at the customer site shall be deemed not covered and the customer becomes responsible for the cost to fix or replace any such damaged system. The Info-Link XM product revenues are recognized under the monthly billings as they come due.

•

As of July 31, 2007 we have installed our Info-Link XM system at 643 sites for Hess Corporation. Hess Corporation is a global energy company with approximately 680 retail gas and convenience store operations. (www.hess.com). Hess notified us that we were chosen as the music provider for these sites and has approved the billing for the equipment, installation and monthly music service for all of the sites. On November 11, 2006 we entered into a contract with HESS to provide our Info-Link XM system and music service for all their convenience store locations. The contract runs through June 20, 2009. The monthly billing for the Info-Link XM music service is $23.95 a month.

We expect to recognize gross revenues in the quarter ended June 30, 2007 in the amount of $626,866. The portion of gross revenues related to the installation of equipment and labor is recognized upon installation in accordance with SFAC No. 5. The portion related to licensed software is recognized in accordance with SOP 97-2.

•

We currently have a test trial with Bridgestone/Firestone at 16 of their Firestone Mastercare Car Service and other automotive retail stores. They are considering the Info-Link XM system for the playback of music and messages in the public space of their automotive stores and for on-hold messaging over their on-site telephone systems. Bridgestone/Firestone has over 1,500 tire and automotive repair retail store locations with over 500 more company owned stores under different trade names. These trial sites were provided at no cost to Bridgestone/Firestone if they keep the system installed after the 90-day trail period. Our fees per month per location were bid at $34.95 per month. The customer is responsible to pay installation fees and cost of speakers and amplifiers in addition to the monthly fees. The current contract has expired. We also recently entered into an agreement with Bridgestone/Firestone to replace their existing message on-hold systems in their NE zone with our Info-Link GPRS wireless message on-hold system. The contract was signed on March 29, 2007 for 328 stores. The monthly cost for the message on-hold service at these locations is $14.95 a month. No revenues have been generated as Firestone will not be billed until the installation is complete. As of August 1, 2007 87 locations have been installed.

•

We have an on-going test trial with Pep Boys at one store location. Pep Boys has agreed to test the Info-Link XM system at this site and if the test is successful they may install our system at more locations. The current agreement is a test trial site agreement and no contracts have been reached for expanding beyond the trial site. Pep Boys presently operates 583 stores in 36 states and is a leading retail and service chain for the automotive aftermarket. The trial site was provided at no cost to Pep Boys and if they keep the systems installed after the trail period our fees per month per location were bid at $34.95 per month. As this account already has existing speakers and amplifiers, the only billing would be the monthly lease fee for the Info-Link XM system. The current contract has expired.

•

We have an on-going test trial with Big Lots at one store location starting on April 5, 2007. Big Lots has agreed to test the Info-Link XM system at this site and if the test is successful they may install our system at more locations. The current agreement is verbal and no contracts have been reached for expanding beyond the trial site. Big Lots presently operates approximately 1,400 stores in 47 states and is the nation’s largest broad-line closeout retailer. The trial site was provided at no cost to Big Lots. As this account already has existing speakers and amplifiers, the only billing would be the monthly lease fee for the Info-Link XM system. New stores may require installation of speakers and amplifiers. As of this time, no final pricing has been agreed upon.

•

We currently are participating in a targeted product offering to car dealerships through our relationship with XM Satellite Radio and Satellite Radio Commercial Services (SCRS). We set up SRCS as a reseller to market our Info-Link XM product to GM and Honda dealers on December 5, 2006. Under our reseller contract SCRS can sell two Info-Link packages to the GM and Honda care dealerships. SCRS has built a website for both auto dealer brands and began both marketing and selling the product in March 2007. (See www.gmxmpromo.com www.hondaxmpromo.com) We hope to expand the offering to other car dealerships that offer XM Satellite Radio in their cars in the near future. Currently there are two package offerings being sold through Satellite Radio Commercial Services. The first offering is called the Gold Package. At $49.95 a month the dealership receives both XM Satellite Radio content ($21.95 a month) and 10 custom messages of either telephone on-hold or in store overhead messages for their dealership. The second offering is called the Premium Package. At $59.95 the dealership receives both XM Satellite Radio content ($21.95 a month) and 20 custom messages to be used for either telephone on-hold or in store overhead messaging or both. Info-Hold will make revenues off the monthly subscription package minus XM Satellite Radio charges and SCRS commissions. Under the reseller agreement SCRS is responsible for all customer billing and forwarding appropriate monies less commissions to Info-Hold.

CORPORATE INFORMATION

We were organized as an Ohio corporation in January 1988. In July 2005 we re-domiciled in Delaware. Our principal executive offices are located in a 30,000 square ft facility at 4120 Airport Road, Cincinnati, Ohio 45226. We also maintain our creative services department, production studios, hardware manufacturing and software engineering facilities at the same address. We anticipate that this facility is adequate to handle our intended expansion through 2008. After that we believe we will need to add additional square feet of office and production facility space to operate our business. Our office telephone number is (513) 248-5600. We maintain a website at www.infohold.com. The information on our website is not part of this prospectus.

THE OFFERING

Securities Offered - Minimum and Maximum Offerings	The minimum offering is 2,000,000 Units and the maximum offering is 4,000,000 Units. The price of each Unit is $0.10; each Unit consists of one share of our common stock and one warrant.

Offering Period	The Units will be offered for a period of 360 days after the commencement of the offering. However, we may terminate this offering at any time in our sole discretion.

Warrant Terms	Warrants are exercisable to purchase one share of our common stock at an exercise price equal to $0.30 beginning on the date the Units separate into common stock and warrants through the date which is two years after the date of this Prospectus, subject to redemption rights. Commencing 12 months from the date of this Prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $0.01 per warrant, provided that the closing sale price of our common stock equals or exceeds $.30 per share for 30 consecutive trading days preceding our redemption announcement

Common Stock to be Outstanding After This Offering	There are presently 106,105,000 shares of our common stock outstanding. If the maximum offering of 4,000,000 Units is sold but no warrants are exercised there will be 110,105,000 shares of our common stock outstanding and the shares sold in this offering will represent 7.5% of the total outstanding shares. Assuming the full exercise of the warrants by the warrant holders there will be 114,105,000 shares outstanding and the shares sold in this offering will represent 7.0% of the total outstanding shares. Investors will experience substantial dilution. See “Dilution,” page 17.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including administrative, sales and marketing expenses, product development, inventory purchases, capital expenditures and working capital and selective acquisitions. See “Use of Proceeds” for additional information.

Nasdaq OTC Application	We intend to use the services of a market maker to apply to the Nasdaq over-the-counter bulletin board (“OTC Bulletin Board”) to allow the trading of our common stock and warrants upon our becoming a reporting entity under the Securities Exchange Act of 1934. Our securities will be traded on the OTC Bulletin Board only to the extent that there is interest by broker-dealers in acting as market makers. Despite our best efforts, we may not be able to convince any broker-dealers to act as market makers and make quotations on the OTC Bulletin Board. There is relatively limited liquidity in the OTC Bulletin Board market as compared to other public trading markets. If our common stock and warrants become traded and a market for these securities develops, the actual price of our common stock and warrants will be determined by prevailing market prices at the time of sale. We anticipate that until the Units are divided into their separate components of one share of common stock and one warrant, only the Units will be quoted on the OTC Bulletin Board.

Each Unit will be divided into its separate component of one share of common stock and one warrant within 60 days after the completion of this offering. We expect to notify the Unit holders of the separation of the Units 30 days prior thereto through the issuance of a widely disseminated news release. Following the separation of the Units, the shares of common stock and the warrants will be quoted under different symbols and the Units will cease to exist at that time.

Obligation to Maintain Current Registration Statement to Provide for Exercise of Warrants	We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.

SUMMARY OF FINANCIAL DATA

You should read the summary historical financial data in conjunction with “Management’s Discussion and Analysis” and the financial statements and notes thereto included elsewhere in this prospectus.

	Unaudited 2nd Quarter		Audited

	June 30, 2007	June 30, 2006	December 31, 2006	December 31, 2005
Balance Sheet:
Current assets	$486,805	$259,698	$388,394	$155,249
Total assets	945,912	659,882	793,119	525,225
Current liabilities	357,906	225,800	311,062	329,286
Non-current liabilities	203,644	272,792	209,119	110,269
Total liabilities	561,549	498,592	520,181	429,555

Shareholder equity	$384,363	$161,290	$272,938	$95,670

	Unaudited		Audited

	June 30th Ended	June 30th Ended	Year Ended December 31,
	2007	2006	2006	2005
Statement of Operations:
Revenues	$1,344,508	$688,137	$1,433,601	$1,279,667
Cost of sales, includes depreciation[2]	567,897	178,928	410,286	570,704

Selling, general and administrative expenses	580,014	383,060	763,092	667,714
Interest expense	19,503	11,295	29,865	17,255
Provision (credit ) for income taxes	65,670	37,436	53,090	3,599
Net Income	111,424	77,418	177,268	20,395

Profit per common share	$0.00129	$0.001082	$0.00167	$0.00

				Pro Forma (1)
Balance Sheet:
Current assets				$630,852
Total assets				1,075,912
Current liabilities				447,906
Non-current liabilities				313,643
Total liabilities				761,549

Shareholders’ equity (deficit)				$314,363

(1)	Pro forma Balance Sheet Data as of June 30, 2007 after giving effect to: (i) the sale of 2,000,000 Units at a price of $0.10, and after deducting all offering expenses estimated at $70,000.

(2)	Depreciation of systems owned by the Company and under lease to our clients.

(3)	Profit based on 106,105,000 outstanding shares of Common Stock.

RISK FACTORS

An investment in our Company involves significant risks. You should read these risk factors before deciding whether to invest in our Company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We will require additional financing to continue our business and increase our major national accounts.

While we expect that the net proceeds from the minimum offering of 2,000,000 Units will be sufficient for a period of one year for the purposes described under “Use of Proceeds”, we will require additional working capital and/or funds at a later date. Moreover, as we expand our operations to include major national account customers, additional financing will be required. No assurance can be given we will be successful in obtaining such additional financing, if necessary, upon acceptable terms in the future. See “Use of Proceeds”. Additionally, as outlined in our “Management Discussion and Analysis or Plan of Operation”, our current assets exceed our current liabilities by $450,033. In case this offering is not successful we must rely upon more profitable operations or additional borrowed funds to satisfy our working capital requirements and there is a further risk that neither may be successful.

Our success depends on our ability to sell our products to more customers.

Our success depends on our ability to market and enhance our products to meet and maintain our current customers’ and potential customers’ needs. We believe our ability to substantially increase our revenues and generate net income is contingent on successfully expanding our sales and marketing efforts and our consummation of additional sales orders and contracts. The markets for our on-hold and overhead messaging products are still emerging. Our growth is dependent on, among other things, the size and pace at which the markets for our products develop. If the markets do not grow as we anticipate, our growth plans will not be realized. Continued growth may be hindered, for many reasons, including products deemed to be superior to ours that are offered by our competitors, our customers experiencing technical difficulty in utilizing our products, or our customers achieving their objectives by using alternative solutions.

We have encountered in the past, and may again encounter in the future, delays on the part of customers in making purchase decisions and issuing purchase orders as they evaluate our products and technology. As we pursue larger national accounts, our average purchase decision times will be increased as such customers typically require a multi-site demonstration process. To the extent that such customers become a significant portion of our future growth, their lengthy decision process could have a material effect on the predictability and receipt of our forecasted business revenues.

Our Marketing relationship with XM Satellite Radio or Sirius Satellite Radio could be terminated

Our current contracts are with XM and Sirius Satellite Radio renew every year. We have little or no control over XM’s or Sirius’ continuance of their relationship with us. Termination of this relationship could impact our ability to deliver music content to our clients. Although we have designed our Info-Link product to allow us to substitute another music supplier, there is no guarantee we can secure such relationships that would allow us to be as competitive in the marketplace as we are with XM and Sirius. Furthermore, if we are unable to secure music licensing rights through a third party supplier we would be forced to terminate music broadcasting services for our end users, and our revenues could be materially impacted.

Our relationship with NEC America could be terminated

Our current contract with NEC renews every year on June 7. Through our NEC relationship we manufacture our ‘Audio Emcee’ on hold messaging system that is sold through their existing dealer network. In 2005 we shipped 124 systems through their dealer network resulting in total revenues of $26,040. Through December 31, 2006, we have shipped 140 systems under our NEC agreement resulting in total revenues of $29,400. From January 2007 through September 30, 2007, we shipped 70 systems resulting in a total revenue of $14,700. If our NEC contract were terminated it could have a material impact on our future sales of the Audio Emcee product line.

Certain of our competitors have greater resources or sales and marketing capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business strategy has been to create a niche in the on-hold and overhead messaging markets. This business is highly competitive, and we may face increasing competition. We believe that two of our competitors, Muzak and DMX Music, Inc., have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. In addition, the markets for our products are characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.

Because of our limited resources, for the foreseeable future, we will be dependent on our officers and key personnel for sales and marketing.

Our ability to achieve revenue growth will depend to a large extent on our ability to bolster the sales and marketing efforts of our existing sales personnel. Because of our limited resources, we will rely primarily upon efforts of our officers and key personnel and we will not have available to us a fully developed internal sales force.

We rely upon patents, trademarks, and trade secrets to protect our proprietary rights that we believe give us a competitive advantage; however, such intellectual property protections may not be broad enough, could be successfully challenged or may become useless as competitors independently develop similar technologies. Enforcement of intellectual property rights is expensive and involves a significant amount of management resources, which could decrease our revenues, and, if we lose, defeat our competitive advantage.

Our ability to compete depends to a significant degree upon the protection of our software and other proprietary technology rights. We may not be able to protect our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents issued to us may not be broad enough to protect our proprietary rights;

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents; and

•	former employees, consultants or contractors may violate their confidentiality or non-compete agreements with us leading to a loss of proprietary intellectual property.

In an effort to protect our un-patented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, other companies may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries, some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

A substantial portion of our total assets are comprised of intangible assets.

Over 41% of our total assets are comprised of intangible assets, which include primarily our patents that cover our principal products, including Info-Link XM. Because the value of these patents may be affected by our inability to defend them or the ability of competitors to create competitive products that are outside the scope of our patents, these assets may decrease in value and the decrease may be substantial.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, and thus could reduce our income or increase any losses.

We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our products without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Our business, operating results and financial condition could be harmed by a reduction in income or an increase in our net loss if any of these events occurred.

In addition, we may indemnify certain of our customers against certain claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and such customers against infringement claims. In the event of a claim of infringement, our customers and we may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

We need to obtain rights for our music programming, which could be more costly than anticipated

We must negotiate and enter into music programming arrangements with companies that provide music content for rebroadcast. There are no assurances that we will be able to negotiate such contracts on terms that are favorable to us or allow us sufficient margins to operate our business profitably.

Our future success will depend, in part, on the continued service of our senior management team.

Our success is dependent in part upon the availability of our senior executive officers. The loss or unavailability to us of any of these individuals could have a material adverse effect on our business, prospects, financial condition and operating results. Specifically, we are substantially dependent on the continued services of Joey C. Hazenfield, our Chief Executive Office and President. If Mr. Hazenfield is not able to continue as an officer of the Company, our prospects could be adversely affected and, as a result, the loss of Mr. Hazenfield services could materially adversely affect our operations. At the present time Mr. Hazenfield does not have an employment agreement with us, nor does he work full-time as an employee of ours.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth effectively with our limited resources.

At present the Company employs 15 full-time personnel, other than Mr. Hazenfield and 5 part-time employees. We expect that the expansion of our business may place a strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train and retain additional highly skilled executive level management, logistics and sales personnel. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results could be materially adversely affected.

Some members of our management team and key personnel have worked together for only a short period of time and may not be effective in executing our business plan, generating sales and guiding us to profitability. If our management team is unable to execute our business plan, then our company may cease operations and you may lose your entire investment.

Our ability to execute our business plan will depend on the skills, experience and performance of our senior management, engineering, sales, marketing, production and other key personnel. However, some of the members of our management team are new to our organization and their respective positions, and we have no track record in terms of their individual performance. Moreover, some of the members of our management team have not worked together in the past, and have only worked together with us for a short period of time. Our challenge will be to identify quickly an individual’s performance skills and integrate our team as an effective management group. If we fail to integrate our management team, or if they are unable to integrate as a team, our business may not generate sales sufficient to cover our operating expenses and we may cease operations causing you to lose your entire investment.

We have substantial discretion as to how to use the offering proceeds, and the use of these proceeds may not have favorable results.

While we currently intend to use the net proceeds of this offering as set forth in “Use of Proceeds”, we may subsequently choose to use the net offering proceeds for different purposes. The effect of the offering will be to increase capital resources available to our management, and our management will allocate these capital resources as it determines is necessary in order to enhance shareholder value. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering, and the results of their investments may not be favorable.

We do not currently have insurance that covers product liability.

Our insurance policies do not currently cover claims and liability arising out of defective products. As a result, if a claim were brought against us, we would not have any insurance that would apply and would have to pay any costs directly. Because our contracts specify the limits of our liability, we did not believe this insurance has been necessary. However, as we expand, the risk of claims will increase, and if we experience losses from claims, our financial position and operating results could be affected adversely.

We do not carry key man insurance on our executives.

We presently do not carry key man insurance on our executives. In the event that either Mr. Hazenfield of Mr. McCullough were to die, we would not receive any insurance proceeds with which to compensate us for their loss and allow us to find replacement executives.

Our operating results may fluctuate, which makes results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this Risk Factors section, and the following factors, may affect our operating results:

•

Our ability to expand our customer base in the on-hold and overhead messaging market. We are in an industry where we have an annual renewable agreement with our clientele for music licensing and leasing of equipment. At various times during our business operations our number of new clients has reached a plateau and leveled off to match the number of clients that are terminating. This has occurred many times in our historical sales, and in our opinion, the addition of new capital will be essential to continue to grow our client base.

•

Our ability to make advantageous acquisitions to expand our business. We are currently attempting to make advantageous key acquisitions, and to develop a formalized consolidation plan that offers participants an opportunity to sell their business to us. As our past experience in this area is very limited, we can offer no assurances that we will be able to expand our business successfully through acquisitions that will likely be expensive and possibly cost prohibitive.

•

Our plans to increase our marketing personnel and other marketing costs to further our growth strategy. As with any business, the ability to market products and services are critical; we plan to handle most of our marketing efforts in-house. In the past we have staffed marketing and graphic arts personnel, and also HTML programmers for maintaining our websites. Our principal challenge is to develop marketing plans that will reach the largest volume of end users of our products. For this purpose we plan to use internet, direct mail, magazines, newspapers, and other traditional marketing paths. There can be no assurances that we will create and execute successful advertising campaigns.

•

Our plans to continue to develop new and improved product offerings. We have a history of developing and filing patent applications for new technology for the on-hold messaging and overhead music industry. We believe that continuing to develop new products and update older products will be very important to our future operations. In the past, our operating results have been greatly affected by the cost for patents. Litigation of patents is very costly, and we have plans to continue to pursue more patents, and more litigation, to enforce our existing patents. We believe that our operating results will continue to fluctuate based on these expenses.

•

Our intent to focus on long-term goals over short-term results. We intend to budget expenses and expansion plans to accomplish both short-term results and long-term. In the past, we have focused only on long-term goals and now our focus has shifted to being financially successful on a short term quarter to quarter basis. There can be no assurance we will be able to accomplish both objectives.

•

General economic conditions and those economic conditions that could specifically affect purchasing by our target customers. Sales of our products and services are derived from our clients’ advertising budgets which are typically negatively impacted by a slowing economy. Because of the diversification of our accounts, however, we have not been adversely affected in the past from slowing economic conditions, but there can be no assurances that our future results will be similar to past experience.

•

Geo-political events such as war, threat of war or terrorist actions. We believe that such actions, to the extent they weaken the national economy, could have an effect on our business, but we are unable to predict the magnitude of such impact.

Potential service interruptions could materially impact our revenues

Our products have been developed to ensure the continued operation of the units after they have been deployed out in the field even in the event of a wireless failure or XM Satellite radio feed failure. The following failures, however, could cause a service interruption to our clients:

•

Hardware failure: our Protégé and Audio Emcee systems use compact discs to load the music and messaging content, thus we do not envision any service interruption to clients using these products unless the hardware itself malfunctions or fails in the field. Our Info-Link and Info-Link XM systems could fail in the field also. Under such circumstances we would replace the hardware that has failed. We can usually accomplish a swap out of the failed hardware unit in a 72-hour period.

•

Wireless data network failure: our Info-Link and Info-Link XM systems that receive commands via our telemetry two way data network could experience an interruption in the ability to control programming changes should the network have a failure. The systems themselves would continue to play the music and messaging stored in the device for telephone on hold or in store broadcasting, but no new programming could be done via the remote wireless network.

•

XM Satellite radio feed failure: the Info-Link XM systems that use an XM Satellite radio feed for some or part of the content could experience an interruption in the music or other content being broadcast from the satellite due to a system failure. The following scenarios explain the possible interruptions for this product.

(1) If one of the XM Satellites was to fail prematurely, it would likely affect the quality of our Info-Link XM service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to this segment of our business would continue until either XM launches their ground spare satellite or has additional satellites built or launched.

(2) If the satellite communicating with the repeater network should fail, XM would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

Compliance with the new corporate governance requirements to which we will be subject as a public company will cause us to incur significant costs, and the failure to comply with such requirements will expose us to investigations and sanctions by regulatory authorities.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.

We will incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the public reporting obligations imposed by the Commission, which have been greatly increased as a result of Sarbanes-Oxley. Direct costs associated with compliance with the Commissions’ public reporting requirements include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission.

We believe that our direct costs of complying with the Commission’s public reporting requirements will approximate $200,000 annually, based on estimated annual audit and accounting fees of $35,000, estimated annual legal fees of $50,000, estimated financial printer fees of $15,000, estimated transfer agent fees of $10,000, estimated costs associated with filing reports with the Commission (including internal administrative staff) of $10,000, estimated costs for directors’ and officers’ insurance of $50,000, and estimated miscellaneous costs of $30,000. Indirect costs associated with compliance with our public reporting obligations include, among other things, the time our executive officers expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under Sarbanes-Oxley, we expect that the direct and indirect costs identified above will increase in the future.

Additionally, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2006 pursuant to Section 404 of Sarbanes-Oxley. We are in the process of evaluating our internal control systems in order (i) to allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of Section 404 of Sarbanes-Oxley. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of Sarbanes-Oxley, we might become subject to sanctions or investigation by regulatory authorities such as the SEC. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that Sarbanes-Oxley and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even if it were beneficial to our shareholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;

•	authorize shareholder action only by unanimous written consent, thereby effectively requiring all shareholder actions to be taken at a meeting of our shareholders; and

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates.

This offering is not a firm underwriting and there is no guarantee that any Units will be sold.

Our offering is a “best efforts” underwriting in which our securities will be sold primarily, if not exclusively, by our executive officers. A best efforts offering is where the parties selling the offering agree to do their best to sell the offering to the public, but there is no third party broker-dealer or syndicate manager who has bought the securities outright in advance. Because there is no guarantee that any securities will be sold, there is no guarantee that we will receive any set amount of money from this offering. Additionally 2,000,000 Units must be sold to satisfy our minimum offering requirement. If fewer than 2,000,000 Units are sold the offering will be terminated and we will experience a financial loss on the offering because of the offering expenses that we will be required to pay without reimbursement from offering proceeds.

Risks Related to this Offering.

Our related party transactions are not “arm’s length” transactions.

As described in this Prospectus under “Certain Relationships and Related Transactions,” our related party transactions, which include a loan we received of $100,000 from a shareholder and our corporate headquarters lease, were not negotiated at arm’s length, and may be on terms less favorable to us than comparable transactions negotiated at arm’s length with unaffiliated third parties.

Prior to this offering no public trading market has existed for our common stock.

Prior to this offering no public trading market has existed for our common stock. There can be no assurances that a public trading market for our common stock will develop or that a public trading market, if developed, will be sustained. Although the Company anticipates that upon completion of this offering, our common stock will be eligible for inclusion on the OTC Bulletin Board, no assurance can be given that the common stock will be listed on the OTC Bulletin Board as of our offering completion date. Consequently, there can be no assurance that a regular trading market for the common stock, other than the pink sheets, will develop after the completion of this offering. If a trading market does in fact develop for the common stock offered hereby, there can be no assurance that it will be maintained. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the Common Stock may have difficulty in selling their securities should they desire to do so.

We may be subject to penny stock regulations that impose certain restrictions on the marketability of our securities.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions. Our common stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.

Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In addition, certain broker-dealers are precluded from acting as market makers for non-NASDAQ securities and these securities may be ineligible for margin loans. Consequently, the rule may affect the ability of broker-dealers to sell our securities and may also affect the ability of shareholders to sell the securities in the secondary market. Furthermore, it is unlikely that any bank or financial institution will accept such securities as collateral, which could have an adverse effect in developing or sustaining any market for our common stock.

Our stock price could be volatile and could decline following this offering, resulting in a substantial loss in your investment.

The initial public offering price of our common stock was determined by our senior management, and may not be indicative of the market price for such securities in the future, and does not necessarily bear any relationship to our assets, book value, net worth or results of operations. The stock market in general and the market for technology-related stocks in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus. In the past securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

Shares of common stock that are issuable pursuant to our stock option plan when issued, could result in dilution to existing shareholders and could cause the market price of our common stock to fall.

We have reserved shares of common stock that may be issuable pursuant to our employee stock option plans. These securities when issued and outstanding, may reduce earnings per share under accounting principles generally accepted in the U.S., and, to the extent they are exercised and shares of our common stock are issued, dilute percentage ownership to existing shareholders which could have an adverse effect on the market price of our common stock.

We will continue to be controlled by our current shareholders, who may have strategic interests that differ from those of our other shareholders.

Upon completion of this offering, assuming no warrants to acquire common stock are exercised, our current shareholders will beneficially own, in the aggregate, approximately 96.4% of our outstanding common stock (reduced to 93% if all warrants to acquire common stock are exercised). Mr. Hazenfield will own approximately 86% of the issuer’s outstanding common stock after the completion of the offering, assuming no warrants are exercised. For the foreseeable future, to the extent that our current shareholders vote similarly, they will be able to exercise control over many matters requiring approval by the board of directors or our shareholders. As a result, they will be able to:

•	Control the composition of our board of directors.

•	Control our management and policies.

•	Determine the outcome of significant corporate transactions, including changes in control that may be beneficial to shareholders.

•	Act in each of their own interests, which may conflict, or be different from, the interests of each other or the interests of other shareholders.

We have authorized, but un-issued, shares of preferred stock available for issuance, which could negatively affect your investment.

Our articles of incorporation currently authorize the issuance of 2,000,000 shares of our preferred stock. Our board of directors has the power to issue any or all of these additional shares without shareholder approval and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and un-issued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of common stock.

Substantial sales of our common stock after this offering could cause our stock price to fall.

Immediately after consummation of this offering, our present shareholders will beneficially own approximately 106,150,000 shares of our common stock. Subject to agreements and applicable law, such shareholders could sell all or some of the shares of common stock from time to time for any reason. We cannot accurately predict the effect, if any, that future sale of outstanding common stock or the availability of common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock. See “Shares Eligible for Future Sale” and “Principal Shareholders.”

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. If you purchase our common stock in this offering, you will incur an immediate dilution of $0.076 in net tangible book value per share from the price you paid, based on an assumed initial offering price of $.10 per Unit. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, please see “Dilution.”

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

The redemption of our warrants in this offering may adversely affect potential investors by requiring them to sell or exercise the warrants at a time that may be disadvantageous for them.

Our warrants forming a part of the Units will be redeemable at $.01 per warrant upon 30 days written notice to the warrant holders, provided that (i) there is then an effective registration statement under the Securities Act of 1933 (the “Securities Act”) covering the shares issuable upon exercise of the warrants, (ii) the closing price of our common stock equals or exceeds $.30 per share for 30 consecutive trading days prior to the date of the notice of redemption, and (iii) 12 months have elapsed since the date of this Prospectus.

Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for them to do so, sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

If a current Prospectus, and possibly state blue sky registration, is not in place, then you will not be able to exercise your warrants.

Holders of our warrants will be able to exercise their warrants only if a current registration statement relating to such shares is then in effect and, if an exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. We have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we cannot assure you that we will be able to do so. If required, we intend to seek to qualify such shares for sale in those states where the units are to be offered, but we cannot assure you that such qualification will occur. The warrants may be of no value if the current registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, the actions of competitors and customers and our ability to execute our business plan, and our ability to increase revenues is dependent upon our ability to continue to expand our current business and to expand into new markets, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The table set forth below shows our intended use of the net proceeds from the sale and issuance of 2,000,000, 3,000,000 and 4,000,000 units assuming none of the warrants are exercised, based upon an initial public offering price of $0.10 per unit and after deducting the estimated offering expenses payable by us of $70,000.

USE OF PROCEEDS	2 Million Shares	%	3 Million Shares	%	4 Million Shares	%
Retirement of Debt	$50,000		$50,000		$50,000
Accounts Payable	0		50,000	10.2	50,000	7.3
Administrative Exp.	0		0		10,000	1.4
Sales and Marketing	0		0		50,000	7.3
Inventory Purchases	0		50,000	10.2	50,000	7.3
Capital Expenditures	0		0		25,000	3.6
Product Development	0		0		50,000	7.3
Working Capital	80,000	100	80,000	79.6	45,000	65.8

Net Proceeds	$130,000	100%	$230,000	100%	$330,000	100%

Footnotes to Table:

(1)	We intend to use the balance of the proceeds of this offering, estimated at approximately $1,500,000 (assuming the full exercise of all warrants to acquire common stock) as well as cash generated from operations, for acquisitions, working, capital, debt retirement and for general corporate purposes, including non-sales, non-marketing and non-development related personnel costs; the additional costs of being a public company including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; and general office overhead and expenses such as rent, telecommunications, and internal IT costs.

Actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes.

Circumstances that may give rise to a change in the use of proceeds include opportunities or the need to take advantage of additional marketing activities, increased costs of doing business over those currently expected, the need to accelerate, increase or eliminate the release of product enhancements due to changing market conditions, and/or the need for us to spend additional sums on intellectual property and patent protection. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities. We anticipate that the net proceeds from the minimum offering of 2,000,000 Units ($130,000) will be sufficient for our operations for the next 12 months.

The amounts and timing of our actual expenditures will depend on numerous factors, including the results of our sales and marketing activities, technological advances, competition and the amount of cash generated or used by our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent.

The debt to be retired from the net proceeds raised is one-half of the principal amount of $100,000 borrowed from a shareholder on April 1, 2006. The debt bears interest at the rate of 18% per annum and is due on December 31, 2008.

DETERMINATION OF OFFERING PRICE

The offering price of our units was arbitrarily determined by our management after consultation with our financial advisors and was based upon consideration of our history and prospects, the background of our management and current conditions in the securities markets. The price does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. Among the factors considered in determining the price of the Common Stock were the history of and prospects for the industry in which the Company competes, estimates of the business potential of the Company, the present state of the development of the Company’s business, the Company’s financial condition, an assessment of the Company’s management, the general condition of the securities markets at the time of this Offering, and the demand for similar securities of comparable companies. There is, however, no relationship whatsoever between the offering price of the Common Stock and the Company’s net worth, projected earnings, book value, or any other objective criteria of value on the other.

DIVIDEND POLICY

We intend to seek to maximize shareholder value through growth. As a result, we do not expect to pay cash dividends on our common stock but intend, instead, to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our board of directors may deem relevant at the time such payment is considered.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006 on:

•	an actual basis;

•	a pro forma as adjusted basis to give further effect to our sale of units in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds”.

You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus.

	Actual	Minimum Pro Forma	Mid-Point Pro Forma	Maximum Pro Forma
Cash and Cash Equivalents	1,417	81,417	81,417	46,417
Current Liabilities *See Note 2	311,062	511,062	561,062	661,062
Long-Term Debt Total Liabilities	209,119	159,119	159,119	159,119
Shareholders’ Equity (deficit) *See Note 1	*	*	*	*
Capital Stock	11	11	11	11
Paid in Capital	65,594	65,594	65,594	65,594
Treasury Stock	(25,832)	(25,832)	(25,832)	(25,832)
Retained Earnings (deficit)	233,165	163,165	163,165	103,165
Total Shareholders’ Equity (deficit)	$272,938	$202,938	$202,938	$142,938

*	Note 1. Preferred stock: 2,000,000 shares authorized, no shares issued and outstanding common stock: 200,000,000 shares authorized, 106,105,000 issued and outstanding (actual); (minimum pro-forma) 2,000,000 (mid-point pro-forma) 3,000,000 and (maximum pro-forma) 4,000,000 shares offered.

*	Note 2. Includes warrant liabilities of 200,000; 300,000 and 400,000 for the minimum, mid-point and maximum respectively.

DILUTION

If you invest in our units, your interests will be diluted to the extent of the difference between the public offering price per unit and the adjusted net tangible book value per share of our common stock immediately upon the completion of this offering.

The net tangible book value (deficit) of our common stock as of December 31, 2006 was $272,938, or $0.0026 per share. Net tangible book value per share before this offering has been determined by dividing net tangible book value (book value of total assets less intangible assets, less total liabilities) by the number of shares of common stock outstanding as of December 31, 2006. After (i) giving effect to the sale of our minimum Units in this offering at an estimated initial public offering of $0.10 per Unit, (ii) deducting estimated offering expenses payable by us, our net tangible book value as of December 31, 2006 would have been $562,938 or $.0051 per share. This represents an immediate increase in net adjusted tangible book value of $.0025 per share to existing holders of common stock and an immediate dilution of net tangible book value of $0.0949 per share to purchases of common stock in this offering, as illustrated in the following table:

Public Offering price per unit	$0.10
Adjusted net tangible book value (deficit) per share at 12/31/06	272,938
Increase per share attributable to new purchasers	.0725
Pro forma net tangible book value per share	.0051
Net tangible book value dilution per share to new purchasers	.0949
Net tangible book value dilution per share to new purchasers as a percentage of public offering price per unit	94.9%

The following table summarizes, on a pro forma basis, after the closing of this offering, the differences in total consideration paid by persons who are shareholders prior to completion of this offering and by persons investing in this offering:

This table represents the minimum, mid-point, and maximum units being offered.

	Min. New Shares Purchased (2 Million Shares)%		Price/Share Avg. Value	Mid-Point New Shares Purchased (3 Million Shares)%		Price/Share Avg. Value	Max. New Shares Purchased (4 Million Shares)%		Price/Share Avg. Value
Existing Shareholders	106,105,000	96.4	.0006	106,105,000	94.6	.0006	106,105,000	93.0	.0006
New Investors	2,000,000	3.6	.10	3,000,000	5.4	.10	4,000,000	7.0	.10
Outstanding shares/and per share immediate dilution	110,105,000	100.0	.0034	112,105,000	100.0052		114,105,000	100.0068
New Capital	$130,000	100		$230,000	79.5		$330,000	65.9

SELECTED HISTORICAL FINANCIAL DATA

You should read the summary historical financial data in conjunction with “Management’s Discussion and Analysis” and the financial statements and notes thereto included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2006 and 2005 and the selected balance sheet data as of December 31, 2006 are derived from our audited financial statements, including the notes thereto, included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Unaudited 2nd Quarter		Audited
	June 30, 2007	June 30, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005
Balance Sheet:
Current assets	$486,805	$259,698	$388,394	$155,249
Total assets	945,912	659,882	793,119	525,225
Current liabilities	357,906	225,800	311,062	329,286
Non-current liabilities	203,644	272,792	209,119	110,269
Total liabilities	561,549	498,592	520,181	429,555

Shareholder equity	$384,363	$161,290	$272,938	$95,670

	Unaudited 2nd Quarter		Audited
	June 30th Ended	June 30th Ended	Year Ended December 31,
	2007	2006	2006	2005
Statement of Operations:
Revenues	$1,344,508	$688,137	$1,433,601	$1,279,667
Cost of sales, includes depreciation[2]	567,897	178,928	410,286	570,704

Selling, general and administrative expenses	580,014	383,060	763,092	667,714
Interest expense	19,503	11,295	29,865	17,255
Provision (credit ) for income taxes	65,670	37,436	53,090	3,599
Net Income (loss)	111,424	77,418	177,268	20,395

Profit per common share	$0.00129	$0.000589	$0.00167	$0.000

				Pro Forma (1)
Balance Sheet:
Current assets				$630,852
Total assets				1,075,912
Current liabilities				447,906
Non-current liabilities				313,643
Total liabilities				761,549

Shareholders’ equity (deficit)				$314,363

(1)	Pro forma Balance Sheet Data as of June 30, 2007 after giving effect to: (i) the sale of 2,000,000 Units at a price of $0.10, and after deducting all offering expenses estimated at $70,000.

(2)	Depreciation of systems owned by the Company and under lease to our clients.

(3)	Profit based on 106,105,000 outstanding shares of Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Info-Hold commenced operations as a vendor of tape-based on-hold messaging systems in 1988. In 1991, Mr. Hazenfield purchased the business; shortly after taking control, he began to explore how to produce and distribute message content on media other than cassette tape. This led to the development of a new on-hold messaging system that combined the ability to select and program individual tracks along with the improved sound quality of compact disc technology. In 1992, Info-Hold originated and patented the first random access compact disc messaging system for the on-hold messaging industry. In the earlier years, our activities were focused around the on-hold messaging industry, and developing new technologies and products that we could sell into that marketplace. In 1996, we expanded our vision beyond on-hold messaging, and developed and patented a system that would be later marketed under the name Info-Link. This new product development provided remote control of the message delivery systems for both on-hold and overhead music applications. Today the company continues to offer products for both telephone on-hold and in-store music and messaging applications. In 2005, we partnered with XM Satellite Radio to embed the XM receiver into our Info-Link delivery system, and market jointly with XM radio to large commercial end-users the benefits of the XM radio: 170 channels of music programming, and the Info-Link internet accessible control features for programming on-hold and overhead messages to be played at the clients’ places of business.

Operations, Principal Products and Services

Info-Hold meets the following primary needs for businesses:

•

Telephone Message On-Hold Service—We provide businesses with the hardware and the message production services, enabling them to broadcast messaging content to any caller who is placed on hold on their telephone system. Our principal product for this line of business is our track-selectable CD-based on-hold messaging system, marketed under both trade names Protégé and NEC Audio Emcee. We also have a remote controlled version for multiple location clients that is marketed under the name Info-Link. For clients wanting both in-store music and messaging, our Info-Link XM music and messaging system can also provide telephone message on-hold content.

•

In Store Music Service—We provide businesses with a product that can provide XM Satellite Radio content to their stores for their in-store music public space broadcasting needs. Our primary product is our Info-Link XM music and messaging system. This product gives the customer the ability to control all music programming at each of their locations nationwide—and do so from any personal computer with internet connectivity. The revenues from this line of business make up less than 1% of our current revenues.

•

In-Store Messaging Service—We provide businesses with messaging content and products that give them the ability to control all of their messaging content programming at all their locations nationwide from any personal computer with internet connectivity. This product is sold in conjunction with overhead music; as such, our principal product offering is the Info-Link XM system. The revenues from this line of business make up less 1% of our current revenues.

How We Generate Revenue

Our original business model consisted of leasing message on-hold systems along with providing subscriptions for message production services to our customers. In October of 1996, we began to develop a distribution channel for reselling our telephone on-hold messaging systems and subscription services through business telephone system resellers. The Protege on hold messaging system is bundled with eight 30-second custom message productions that can be redeemed by the customer in the first year. The NEC Audio Emcee is a similar product that is sold through NEC telephone resellers nationwide. Under our subscription model, the music and messages are licensed to the customer for a period of one year. In order to continue playing their existing library of messages and have new message productions added to their CD, the customer must renew their subscription and licensing agreement every 12 months. We currently have over 4,000 customer sites under a subscription agreement. (Some clients do have three-year agreements.)

Under our original business model, we mainly developed access to businesses that operate only one location. Our next business model was designed to allow us to pursue those businesses/customers that have more than one location. In 1996, we patented our wireless Info-Link system. This product was designed to offer wireless remote control of the telephone on-hold messaging systems out in the field using GPS (pager) wireless technology via a web-based interface. This system would allow the end-user to control all on-hold messaging programming from any personal computer with internet access. In 1996, we began selling our original Info-Link wireless messaging system. Sales currently represent only 3% of our total sales. In selling the Info-Link system, we found that many of the larger multi-location clients that already had another company providing the on-hold messaging service also had their in-store music and/or messages provided by the same company. These companies did not want to utilize multiple vendors for their music and messaging needs; they preferred one company to provide all their music and messaging content, as well as provide the hardware and installation. Thus, in order to compete in the larger multi-site business segment, we found that we would need to offer a product that could provide both in-store music and messaging capabilities along with telephone on-hold messaging. In 2004, we began our search for music suppliers that would allow us to offer a product that would include all three services: in-store music, in-store messaging and telephone on-hold messaging.

In order to develop a complete music and messaging product, we needed to find a cost competitive source for a large variety of licensed music content for in-store public space broadcast. In 2004, we began discussions with XM Satellite Radio to secure rights to use their technology to develop a product that could control the XM Satellite Radio music content and overhead messaging content. In 2005, we signed an agreement with XM Satellite Radio that allowed us to develop products for those customers who prefer remote control of the XM Satellite Radio music, as well as the ability to provide in-store messaging content and telephone on-hold messaging content. At the end of 2005, we began field tests with our Info-Link XM Satellite Radio music and messaging system. We currently have installed test sites with with HESS, Firestone, Pep Boys and Big Lots. In addition we have signed contracts with HESS for an Info-Link music system for their 680 locations as well as signed a contract with Firestone for an Info-Link on-hold messaging system.

Our Info-Link contracts can generate revenue from both the costs for the purchase of needed ancillary hardware such as amplifiers, speakers and wiring, and the installation services needed to make a music and messaging system operational at a customer’s facility. There is also a separate monthly or annual fee that covers the lease of the Info-Link XM Satellite Radio system, the development of the messaging content, and the use of the XM Satellite Radio music content. Thus we can generate revenues on our commercial Info-Link XM contracts from any or all of the following: The sale of needed equipment such as amplifiers, speakers and wiring, the installation of said equipment including amplifiers, speakers and wiring, and the monthly or annual fees to lease the Info-Link hardware and receive the XM Satellite Radio music and messaging content.

Opportunities, Challenges and Risks in Our Business

Management is most concerned with the matters that will impact our financial condition. The following topics are what we have identified as opportunities, challenges and risks that we must address in order to be successful in the marketplace:

Opportunities

•

Large National Accounts—Since developing our Info-Link XM music and messaging system, we believe there is an opportunity to secure business with companies that have over 100 locations. We believe these businesses are looking for a cost-effective, simple solution to managing and delivering both music and messaging content to all their locations, wherever they may be. Our Info-Link XM music and messaging system allows one person in the home office the ability to schedule and make changes to all locations in just minutes from any personal computer with internet access. We are taking action to identify our prospects in this market segment, and bring our product offering to those in the marketing and operations departments of these companies who oversee and manage their companies’ music and messaging needs.

•

VoIP Applications—We believe that we have an opportunity to secure on-hold messaging business with companies that would purchase VoIP phones that have imbedded our patent pending VoIP message on-hold software. Our patent pending U.S. Application # 2003/0174818A1 Voice-over IP Telephone systems are more software driven; this will allow for easier integration of an intelligent set of features designed to control and select the on-hold messages to be played to callers that are placed on hold at their desk phone. We are currently pursuing the opportunity to license this technology to major business telephone manufacturers, and provide the messaging content to their customers.

•

Acquisitions—We have found the on-hold messaging industry to be highly fragmented and made up of hundreds of small companies providing on-hold messaging hardware and messaging services (script writing, voice talent, and studio production services.) We believe there is an opportunity for consolidation in this industry, and we are pursuing a strategy that would allow us to purchase many of these companies in the future—given that the cost to buy these firms is cost effective, and would provide a positive cash impact on our business.

Challenges and Risks

•

Increasing competition—Our industry already has multiple companies offering services for music and messaging content, and we believe this number may increase in the future. Our ability to offer a cost competitive product with a unique feature will be key to our future growth.

•

Our ability to develop products that have a competitive advantage in the marketplace—There are other businesses in this industry that develop new products. There is a risk that a competitive product or technology could be developed that would make our existing products less attractive or obsolete. To address this risk, management continues to allocate resources to research and development to stay one step ahead of the competition, developing and patenting new technologies to give our product line a unique competitive advantage in the marketplace.

•

Our ability to provide our products and services at a competitive price—When competing for large national accounts, in addition to having products with unique feature sets, we must also have competitive pricing. Many of the larger companies put their business out for bid. Under these circumstances, pricing becomes an additional key in being successful in securing a new contract. To address this, our management team continually evaluates costs associated with providing our products and services, in an effort to drive costs down. We persistently seek to build our messaging systems hardware at lower costs—and keep our service costs low—in order to keep our pricing competitive. We are continually evaluating our price position in the market to ensure our product stays competitive. This includes evaluating our music source costs, along with manufacturing and labor costs.

•

Our ability to develop new technologies—New technologies could make existing product offerings unattractive or non-competitive in the marketplace. Management continues to focus on developing new patented technologies that will help us stay ahead of our competition.

•

Development and protection of said patented technology—We are continually developing new technology and look to patent our unique innovations to protect our investment. Even though we cannot guarantee that we will be successful in protecting our technology from being copied, our management team is committed to protecting our intellectual property. Our plan has been, and will continue to be, that when we find products that we believe infringe on our patented technologies, we will take the appropriate legal action to protect them—or in some cases, offer licensing agreements to allow for the use of said intellectual property rights.

Trends in Our Business

Our on-hold messaging business has grown slowly due to the fact that we have allocated resources into the development of new technologies and products that would open new music and messaging markets to us. We expect the profits that are being generated from our existing channel of business to continue on its current path. The company has since developed the Info-Link XM system to open a new market of overhead music and messaging to us. Our profits rose for the year ending 2006 compared to the year ending 2005, due to a variety of factors. These factors include decreased cost of sales through improved buying power from company suppliers and the reduction in the repair costs for the approximately 4000 on-hold units that are currently deployed at end user sites that are either currently being leased or are still under warranty. We anticipate this trend to continue. The company is also placing more resources into generating sales of our new Info-Link XM music and messaging system and expects sales of this product to increase going forward.

•

The amount of revenues attributable to our Protege/Audio Emcee message on-hold products and services equal $1,187,191 as of December 31st 2006. This represents 83.2% of our total revenues. As of June 30, 2007 the revenues attributable were $210,926 which represents 31.3% of our total revenues. We expect future revenue growth attributable to these products to remain slow and steady as we expand our dealer base and increase our average sales volume per dealer. As such, the company expects the unit sales for our Protege and Audio Emcee systems to remain lower than that of our Info-Link XM product.

•

The amount of revenues attributable to our Info-Link XM music and messaging system is currently $115,220, which represents 4.6% of our current revenues thru December 31st 2006. As of June 30, 2007 the revenues attributable were $308,830 which represents 45.9% of our revenues through that period. We do not receive any revenues from any trial sites until such trial period is over and the customer either instructs us to remove the system or continue with the Info-Link XM service. Under our Info-Link XM Contract with HESS, we will be installing 680 systems by the end of June 30, 2007. As of the close of business June 30, 2007, we billed HESS for the installation and the ongoing music service costs for 308,830.

•

We currently receive no revenue from our VoIP (Voice over Internet Protocol) phone system messaging software, as the patent is still pending and the manufacturers are slow to incorporate new features into their product line. The product offering is still in the development stage. As such, the storage engineering and feature set still needs to be finalized with each individual manufacturer. We project that no revenues for this product will be realized until sometime in 2008. We believe this will be due to the long cycle of integrating this feature set and bringing it to market with any of the major VoIP telephone manufacturers.

Results of Operations

Comparison of the Quarter ended June 30, 2007 to 2006

Revenues. Revenues were $672,915 and $404,210 for the quarter ended June 30, 2007 and 2006, respectively, an increase of 66.5%.

Cost of Revenues. Cost of revenues was $294,973 and $104,807 for the quarters ended June 30, 2007 and 2006, respectively, an increase of 181.4%. The cost of sales percentage was 43.8% in 2007 and 25.9% in 2006. This was the result of the nature of new contracts that had a lower margin during the first year.

Selling, General and Administrative Expenses. Selling, general, and administrative expenses were $321,086 and $261,754 for the Quarter ended June 30, 2007 and 2006, respectively. This increase is largely attributable to the following; legal expenses increased $8,610 as a result of pursuing a stock offering and a lawsuit concerning an alleged patent infringement. Travel costs increased $18,760 due to increased travel expenses related to the new Info-Link XM trial sites and other multiple site client locations. Additionally, overall expenses increased due to increased volume of sales support.

Depreciation and Amortization Expense. Depreciation and amortization expense was $19,139 and $16,355 for the quarters ended June 30, 2007 and 2006, respectively, an increase of 17.0%.

Interest expense. Interest expense was $16,682 and $10,298 for the quarters ended June 30, 2007 and 2006, respectively, an increase of 182.9%. This increase is due to more outstanding debt in the quarter ended June 30, 2007 as compared to the 2006 period.

Net profits. The combined effect of the foregoing resulted in a net profit of $25,496 for the quarter ended June 30, 2007 as compared to a profit of $14,918 for the comparable 2006 period.

Comparison of the year ended December 31st 2006 to 2005

Revenues. Revenues were $1,433,601 and $1,279,667 for the year ended December 31st 2006 and 2005, respectively, an increase of 8.9%.

Cost of Revenues. Cost of revenues was $410,786 and $570,704 for the year ended December 31st 2006 and 2005, respectively, a decrease of 25.6%. This includes depreciation for company owned units under lease to the client. The cost of sales percentage was 25.6% in 2006 and 51.3% in 2005. This is a result of our continued focus on controlling expenses, finding alternative options for repairing our units and other production related expenses.

Selling, General and Administrative Expenses. Selling, general, and administrative expenses were $763,092 and $667,714 for the year ended December 31st 2006 and 2005, respectively. This increase is largely attributable to the following; legal expenses increased as a result of pursuing a stock offering and several lawsuits concerning an alleged patent infringement cases.

Depreciation and Amortization Expense. Depreciation and amortization expense was $58,586 and $49,064 for the year ended December 31st 2006 and 2005, respectively. The increase was due to a number of new fixed assets.

Interest expense. Interest expense was $29,865.87 and $18,319.39 for the year ended December 31st 2006 and 2005, respectively. This increase is due to more outstanding debt, principally from a new Shareholder Note of 100,000 taken out on 4-1-2006 from an existing investor and shareholder that bears interest at the rate of 18% per annum in the year ended December 31st 2006 as compared to the 2005 period.

Net profits. The combined effect of the foregoing resulted in a net profit of $177,268 for the year ended December 31st 2006 as compared to a profit of $20,395 for the comparable 2005 period.

Liquidity and Capital Resources

Overview. We had a net profit of $177,268 during the year ended December 31, 2006. At December 31, 2006 our current assets exceeded our current liabilities by $77,332. Through June 30, 2007 our net profit was $111,424 and our current assets exceeded our current liabilities by $128,899. We are seeking additional capital to more actively pursue our sales and marketing, continue product development efforts and complete certain strategic acquisitions and to insure the ability to handle our existing debt service.

Capital expenditures, primarily for development, testing equipment, office equipment and facility improvement costs for the fiscal year ending December 31, 2007, depending upon securing additional capital, are anticipated to total approximately $200,000. This will dependant upon either the successful completion of this offering or other capital infusion or new financing.

We anticipate that spending for research and development for the fiscal year ending December 31, 2007, will generally increase from those incurred for the year ended December 31, 2006. Expenditures will be focused on product refinement and enhancements to respond to customer requests. However, we expect new applications, such as Info-Link XM will require additional development expenses. Again, this will be completed based upon new capital, new financing as well as from additional working capital we expect to come from increased sales of overhead messaging systems to customers which is a relatively new product for the company.

Sources and Uses. Our principal sources of funds have been cash generated from operations and borrowings. During the year ended December 31, 2006, $201,202 of cash was provided by our operating activities, while $104,250 was required in our investing activities and $105,464 was provided by in our financing activities.

During 2007, we expect that our primary source of funds will be cash flows from operations and expect funding from borrowings to be minimal. Additionally, we are attempting to seek funds from the sale of shares of the Company’s stock. We believe the cash flow from operations will be adequate to meet our liquidity needs for at least the next twelve months even if we are not successful in raising new capital. We are continuing our efforts to improve working capital balances, while implementing additional cost-saving initiatives, such as more efficiently utilizing our capital resources associated with new client locations. Overall, the Company’s business plan anticipates continued growth in new client locations, operational improvements, and increases in equipment and related services revenue. The Company strives to fund both investments in new client locations and interest and principal payments primarily through cash generated from operations rather than through borrowings. Currently, the Company is funding investments in new client locations through cash generated from operations and borrowings for partial interest and principal payments. Our future performance is subject to industry based factors such as the level of competition in the business music industry, competitive pricing, concentrations in and dependence on satellite delivery capabilities, rapid technological changes, the impact of legislation and regulation, our dependence on license agreements and other factors that are somewhat beyond our control.

Contractual Obligations. The following is a summary of the contractual obligations as of December 31, 2006 (in thousands).

2006
Note payable to a bank due November 8, 2007 which is a revolving line of credit with a limit of $50,000 at prime rate secured by general business assets	$49,500
Note payable to a bank due January 1, 2009 monthly payments of $2,492 principal plus interest at a rate of prime plus 1%; secured by general assets of the business and a personal guarantee of the Company’s principal shareholder	80,248
Note payable to a bank due February 2, 2006, monthly payments of $4,638 includes interest at a rate of prime plus 2.5%; secured by a personal guarantee of the Company’s principal shareholder	—
Note payable to Joe Hazenfield, the Company’s CEO and principal shareholder. The note is a demand note with an interest rate of 6%	109,000
Note payable to a shareholder due December 31, 2008 with interest at the rate of 18% per annum
Capital leases secured by computer equipment	72,632

311,380

The above obligations will be due as follows:

2007	$102,261
2008	$147,010
2009	$38,728
2010	$23,381

Note-1

We currently have a promissory note with one of our minority shareholders. The note was originally for $100,000 at a 18% interest rate. This notes bears interest at if per annum and has a maturity a balloon due date of December 31st 2008 at which time the $100,000 becomes due. Until such time, the interest only is payable at the end of each year.

Note -2

We currently have a Term loan with a balance due of $62,806 with Huntington National Bank that will expire on May 2009. The monthly payment on this note is $2,991.94 and the interest rate if 9.25% and is secured by our general business assets.

During 2007 we expect that our business will continue to operate profitability. While increases in revenues will provide additional cash flow from such sales margins, additional expenses from recent hiring of sales, marketing and engineering personnel, and expenses for expanded marketing activities will also continue to increase. Our plans to bridge any cash shortfalls in 2007 include the following:

1.	Completing a public offering of the Company’s securities to generate an anticipated $1.6 million in gross proceeds, subject to raising the maximum proceeds pursuant to the offering and exercise of all the warrants underlying the Units.

2.	Depending upon the level of increasing sales, explore revenue opportunities from licensing or partnering opportunities on certain of our technologies.

3.	Depending upon the timing and magnitude of cash flow needs, attempt to reach agreements with key employees and stockholders to defer all or a portion of compensation to such parties.

Seasonality

We believe that seasonality is a minor factor in the level and timing of sales of our products and services.

Inflation and Changing Prices

We do not believe that inflation and other changing prices have had a significant impact on our operations.

Revenues, Cost of Revenues, Expenses and New Client Investments

Revenues from the sale of our on-hold messaging products and services represented 100% of our total revenue in 2005, while revenues from the sale of our overhead messaging products and services represented 8% of our total revenue in 2006. We expect to increase the sales of our newly introduced Info-Link XM overhead music and messaging system thereby increasing the percentage of total revenue from the sale of overhead messaging products and services.

Revenues

Our business services revenue is generated from the sale of our core products, Protégé, Info-Link, and Info-Link XM to clients who pay annual subscription fees; and we derive equipment and related services revenues from the sale of our on-hold and overhead messaging products to our clients. Equipment and related services revenues also include revenue from the installation, service and repair of equipment installed under a client contract. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not expressly part of a client contract. Installation revenues from sales of business services are deferred and recognized over the term of the respective contracts.

Expenses

Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local sales offices. These expenses also include personnel and other costs in connection with our headquarters functions. Subscriber acquisition costs are expensed in the year incurred.

Critical Accounting Policies

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. In order to obtain a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Accounts Receivable

Accounts receivable balances are stated net of allowances for doubtful accounts. Management records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, we take into consideration such factors as our day-to-day knowledge of the financial position of specific clients, the industry and size of our clients. We do not believe that it has a concentration of risk in one industry or client, the deterioration in its client’s financial condition, resulting in an impairment of its client’s ability to make payments, may require additional allowances. A financial decline of any one of our large clients could have an adverse and material effect on the collect ability of receivables and thus the adequacy of the allowance for doubtful accounts. Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in our statements of operations. Write-offs of un-collectible accounts are charged against the allowance for doubtful accounts.

Inventories

Our inventory is a significant component of current assets and is stated at the lower of cost or market. We regularly review inventory quantities on hand and record provisions for excess or obsolete inventory based primarily on our estimated forecast of product demand, market conditions, production requirements and technological developments. Significant or unanticipated changes to our forecasts of these items, either adverse or positive, could impact the amount and timing of any additional provisions for excess or obsolete inventory that may be required.

Long-Lived Assets

Our property and equipment is recorded at cost. Depreciation of the assets is recorded on the straight-line basis over the estimated useful lives of the assets. Dispositions of property and equipment are recorded in the period of disposition and any resulting gains or losses are charged to income or expense when the disposal occurs. The carrying value of our long-lived assets is periodically reviewed to determine that such carrying amounts are not in excess of estimated market value. We periodically review our property and equipment for possible impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Such review is based on undiscounted cash flow analysis and we reduces the asset to fair value when the carrying amount exceeds the undiscounted cash flows. The undiscounted cash flow analysis requires management to estimate future cash flows which includes assumptions regarding sales growth and associated costs. Additionally, the valuation and classification of these assets and the assignment of useful depreciable lives involves judgment and the use of estimates. Changes in business conditions, technology, or customer preferences could potentially require future adjustments to asset valuations.

Intangible Assets

The only intangible asset on our balance sheet presently is patent rights. The valuation and classification of this asset and the assignment of useful amortization life involves significant judgments and the use of estimates. The testing of these intangibles under established accounting guidelines for impairment also requires significant use of judgment and assumptions. Our assets are tested and reviewed for impairment on an ongoing basis under the established accounting guidelines. Changes in business conditions could potentially require future adjustments to asset valuations.

We have adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) in connection with the adoption of SFAS No. 142, we evaluated the useful lives of our existing intangible asset and concluded that all of our intangible assets have definite lives and that the existing useful lives are reasonable.

Deferred Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Revenue Recognition

Our revenues are recognized when products are shipped to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” provides guidance on the application of generally accepted accounting principles to select revenue recognition issues. We concluded that our revenue recognition policy is appropriate and in accordance with SAB No. 104 and SFAC No. 5 in most instances. In some cases where multiple deliveries of hardware and software occur we apply SOP 97-2 and do consider EITF 00-21. In the following paragraphs we outline details concerning our various products.

Our policy for revenue recognition is as follows, the contract is considered renewed if we do not receive written notification from the client, within 30 days of the renewal date, otherwise all of the licensed materials and use of (equipment if provided by us) any such notices are immediately removed from that months billing system and our revenue is adjusted in that accounting period. The Company requires all clientele to sign our standard licensing agreement for the use of our Music and Customized messaging content. In addition to the renewal clause for the agreement the Protégé system and the audio emcee system have built in lock/unlock feature that requires an 8 digit unlock code for the use on the licensed materials for another 12 month period.

Under our Protégé/Audio Emcee message on-hold system products our contract if billed annually is collected up front at the beginning of the annual contract period. If it is billed monthly it is collected at the monthly due date. We recognize the revenue from the account when the contract renews no matter whether it is billed annually or monthly. We are not responsible for the installation of these types of message on-hold systems as they are sold through our network of resellers. We do provide telephone installation support for both the reseller and the customer when necessary. The equipment is under a three year limited warranty. If the customer is current on their annual or monthly subscription within the initial three year period, the system will either be repaired or replaced at no cost to the customer. Once the customer is outside the 3 year warranty period, they would be responsible for any labor or parts required to repair their system.

Under our Info-Link and Info-Link XM products our service contract is billed monthly and collected at the beginning of each monthly contract period. As such, we recongnize the revenue as soon as it is billed. Billing for equipment and installation services are invoiced and recognized immediately after the work has been completed. The Info-Link systems themselves are under a lease arrangement and as such we are responsible for fixing the system. If a system fails in the field we diagnose and remotely try to fix said system. If that does not work, we will send an advance replacement system to the customer so they can send their original system back to Info-Hold for repair or we will send out a service technician to fix the system on site.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, employee compensation cost for stock options is measured as the excess, if any, of the estimated fair value our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Transactions in which we issue stock-based compensation for goods or services received from non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is the more reliably measurable. We often utilize pricing models in determining the fair values of options and warrants issued as stock-based compensations to non-employees. These pricing models utilize the market price of our common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

Recent Accounting Policies

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. We are evaluating the provisions of the standard. Depending upon the amount of and terms for options that are granted in future periods, the implementation of this standard could have a significant non-cash impact on results of operations in future periods.

In December 2003, the FASB issued SFAS Interpretation 46R (FIN 46R), a revision to SFAS Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provision of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46 and FIN 46R did not have a material impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures in its financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with this standard, financial instruments that embody obligations of the issuer are required to be classified as liabilities. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, except for certain provisions relating to mandatory redeemable non-controlling interests, which have been indefinitely deferred. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of the Company. Management believes if the deferred provisions are finalized in their current form, the adoption of these provisions will not have a material impact on our operations or financial condition.

BUSINESS

Business Overview

We were formed in January 1988 and were acquired by our current chief executive officer and president, Joey C. Hazenfield, in 1991. In the past 15 years we have grown from a small vendor of tape-based on-hold message systems to an Internet based on-hold and overhead messaging company with the ability to install and service major national accounts with an unlimited number of potential locations.

Today, we seek to become the premier national provider of telephone on-hold and in store music and messaging products and services. We have developed and patented multiple technologies that have helped us to develop products with feature sets that will differentiate our on-hold and in-store messaging products and services from those currently available in the market today. We believe these patented systems will appeal to businesses because of their ease of use in providing targeted marketing messages to their customers whether on the phone or physically in a store. We will build our customer base through multiple approaches including distribution channels with telephone manufacturers, telephone distributors selling business telephone systems in North America, and our direct sales activities with national multi-location accounts.

We recorded revenues of $1,344,508 for the six months ended June 30, 2007 with a net profit of $111,424. We recorded revenues of $1,433,601 and a net profit of $177,268 for our fiscal year ended December 31, 2006, and for the 12 months ended December 31, 2005, revenues of $1,279,667 and net income of $20,395.

Info-Hold Products

Our three core products are Protegé, Info-Link, and Info-Link XM and we plan to introduce a fourth major product in 2007, a VoIP messaging system.

Some of the key features of our patented CD based Protegé on-hold messaging systems are:

•	Messages can be programmed on-site (track selectable)

•	Dated messages can be skipped

•	Customers may build an accumulating library of messages (thereby reducing their overall production costs)

•	Built in memory automatically reprograms the last played sequence in the event of a power loss

•	State-of-the-art digital sound quality is provided

Our patented Info-Link system was introduced in 1996 and added the following features in addition to those found on our Protégé system:

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Remote access from any Windows compatible PC allowing customers access to all of their message options and scripts, including the ability to view what messages are playing at each location via the world wide internet using simple access from any standard web browser such as Explorer from Microsoft.

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Remote programmability which allows our customers to survey, select and command any combination of messages to play in any sequence, at any location at anytime within minutes. All commands can be done from the convenience of their own office with the instructions sent to the systems in the field through our nationwide wireless network. Unlike the Protégé system you do not have to be on site to program the unit.

Both the Protégé and Info-Link systems offer the client the ability to continually add messages (even one at a time) to their compact disc, thereby accumulating a “library” of marketing messages programmable in any sequence at any time. This is the cornerstone of our business approach. This method takes advantage of inherent economies offered by random-access technology, and thus, works to the mutual benefit of both the client and our company. Once produced, messages never need to be re-recorded. Outdated messages are simply deleted from the play sequence and new messages are added to the disc.

As a further enhancement of the Info-Link product, Info-Hold entered into a joint marketing agreement with XM Satellite Radio to manufacture and distribute a custom music and messaging product for commercial businesses. In late 2005 we introduced Info-Link XM. Info-Link XM includes all of the same features as the original Info-Link system for on hold messaging applications, but also includes the following set of additional features.

•	Complete turnkey in store point of sale music and messaging solution

•	Patented Info-Link XM Satellite Radio system with best in class programming content

•	Simple and easy to use software with extensive features and site configuration capabilities

•	Large variety of high quality digital music content available via XM Satellite Radio

•	Impact driven message production for results-oriented marketing messages

•	Reporting capabilities for ROI calculations, ad play verification, and end of month affidavit generation

•	Web based two way wireless control network

•	Multiple content downloading options for real world applications (Ethernet, telephone modem, and CD loading capabilities)

•	Simple installation process (based on industry standards)

The agreement with XM Satellite Radio enables us to design and manufacture high-end audio products for the commercial business market. Info-Link XM has the XM Satellite Radio receiver directly imbedded in the unit and allows the end-user the ability to receive more that 170 digital channels of XM Satellite Radio content including commercial free music, news, sports, comedy, talk radio, traffic, and weather. A current and complete list of XM Satellite Radio channels may be found at www.xmradio.com/programming.

The Info-Link XM unit also allows for the local storage of messaging media content for telephone on-hold and overhead in store message playback. Control of the content and music channel to be played is administered via the World Wide Web using proprietary administration software. This software controls the deployed units via a nationwide, two way wireless network. The control system provides two-way connectivity with all deployed units providing near real-time status information to the Info-Hold Network Operations Center. The web-enabled administrative console provides complete end-user control of all Info-Link XM unit functions including channel programming, message programming, volume control, all by date and time down to the site level.

Our current contract with XM Satellite Radio, renewable on June 25th each year, includes many provisions that would allow XM to end the agreement early for various reasons; as such, the company has little or no control over XM Radio’s continuance of their relationship with us, or if they choose to terminate said relationship. This could impact our ability to deliver music content to our clients. Our systems are designed to allow for an easy migration to another music supplier; but should the need arise to secure other music content from another supplier, there is no guarantee we can secure such a relationship that would enable us to remain as competitive in the marketplace as we are with XM Radio. Additionally, XM Radio occasionally brings us into deals after they are contacted by a potential end-user; when an end-user explains the features and /or controls they desire, we will be contacted and work directly with XM radio to sell the Info-Link XM system and XM radio satellite radio services to the end-user.

Our current contract with NEC, renews every year on June 7th, Our relationship with NEC America to manufacture “the Audio Emcee” on hold messaging system that is sold thru their existing NEC dealer network, if terminated it would have an impact on our future sales, in 2005 we shipped 124 systems to their dealer network and in 2006, thru December 31st we have shipped 140 system’s under the current agreement we provides sales support and drop shipping for the product and all of the music licensing and production services for the end user’s are included with the “Audio Emcee” system. if this agreement is terminated we are still able to market our patent system directly to the NEC dealers, but the volume of business would likely decrease based on the ending of this agreement. The “Audio Emcee” system is a private labeled version of our core patented product marketed under the product name Protégé.

Voice over Internet Protocol (“VoIP”) Applications

The VoIP telephone market continues to grow as TDM (traditional line) telephone equipment revenues decline. This trend has been forecasted to continue through 2008 where it is estimated that over 90% of new phone systems shipped will be either IP-enabled or pure IP systems. (Infonetics, 2005). To capitalize on this trend we are developing and have a patent pending for on-hold messaging applications for such phone systems to bring new cutting edge feature sets to VoIP based telephone systems that are sold in the United States.

The patent that is pending teaches a more intelligent on hold solution, as the market is today on-hold systems are connected thru a dumb MOH port to the telephone system, this invention discloses a more integrated or “in the skin” a term used often in the telephone system business that means built into the phone system an on-hold messaging system that features for new PBX telephone systems with VoIP capabilities. There are many benefits derived from integrating the on hold messaging into the core of the telephones system, including the ability to start the message at the beginning each and every time a caller is placed on hold, versus the caller being dropped in wherever the message is currently playing as is the standard for the industry today. Using our product, end users will be capable of generating reports that tell the user how many calls have been placed on hold and the average length of hold time, thus allowing them to produce messages specifically targeted to the listening audience. We believe we can secure a large percentage for royalty rights for this patent pending technology if our patent application is issued by the US Patent and Trademark Office. And be positioned well if these types of features become mainstream requirements for the end users of the business telephone systems.

Recent Product Sales History

Our recent product sales history for the two years ended December 31, 2006 and 2005 is as follows:

Product	2006 Sales	% of Sales	2005 Sales	% of Sales
Tape - Digital Announcer	$59,392	4.14%	$67,363.46	5.26%
Protégé/Audio Emcee	1,193,191	83.36%	1,165,216.04	91.05%
Info-Link	65,798	4.50%	47,087.50	3.69%
Info-Link XM(1)	115,220	8.00%	N/A	N/A
VoIP(2)	N/A	N/A	N/A	N/A

Totals	$1,433,601	100.00%	$1,279,666.90	100.00%

(1)	Product released December 2005 and currently in testing by several major national account customers
(2)	Product to be released in 2007

Sales Trends by Product Line and Distribution Channel

Based on our current two year sales history, over 83% of our recent business has come from our Protégé (Audio Emcee) CD based message on hold player product line. This product is typically sold through our nationwide network of resellers and has traditionally grown by 10-15 percent annually. Our tape and digital announcer business is declining, mostly through replacement of that older technology with our Protégé systems.

We expect these trends to change when our new Info-Link XM and VoIP products are released later this year and in 2007, respectively. Our Info-Link XM product will be sold through our own internal sales force directly to corporate America. The target market for this product is companies with over 100 site locations. We expect the Info-Link XM product to represent nearly 40% of our new business sales and a similar percentage of our total revenues going forward in the future., Our VoIP Product will be built through a relationship with telephone and voicemail manufacturers. We currently have no sales from this product but expect the intelligently integrated VOIP product to represent nearly 20% of our new business sales and a similar percentage of our total revenues going forward in the future.

We estimate that the sources of our future sales will break down as follows:

Product	As a Percentage of 2006 Sales (as of December 31, 2006)	As a Percentage of Future Annual Sales (2007-2011)
Tape - Digital Announcer	4.14%	Less than 2.00%
Protégé/Audio Emcee	83.36%	30.00%
Info-Link	4.50%	10.00%
Info-Link XM(1)	8.00%	40.00%
VoIP(2)	N/A	20.00%

Totals	100.00%	100.00%

(1)	Product released December 2005 and currently in test trials by several major national account customers
(2)	Product to be released in 2007

Additionally, at present, our dealer network accounts for over 80% of our new system sales. The balance of our sales are generated by our management and internal sales force. We expect that these percentages will be reversed over the course of our next five years of operations so that approximately 60% of our sales in our Info-Link XM and VoIP products will be produced internally or through our direct sales force and relationships with VoIP manufacturers and approximately 40% of our sales will be produced by our network of dealers.

Operating Strengths

We believe the following attributes will enable us to become one of the leading providers of messaging products and services in the United States:

Technology Leadership. We believe that a large part of our competitive advantage is our dedication to research and development of new technology for the messaging industry. We have been developing and patenting technology for messaging applications since 1992. We currently hold five United States patents and have used and are continuing to use them to develop new messaging products for business applications. We also have a patent pending for future messaging applications and product releases. The next generation of messaging products that are currently under development is focused on the development of on-hold messaging software for the newly emerging Voice over Internet Protocol (VoIP) business telephone systems.

Nationwide Presence. We believe our nationwide dealer network is one of the largest in the industry and would be costly and difficult to duplicate. As a result, we believe this nationwide network is a key competitive advantage. Our nationwide network enables us to provide sales, installation and service to clients throughout the country and to service clients with multiple geographically dispersed locations efficiently. We believe that the dealer component of our network is very stable, as a significant majority of our dealers have been associated with us for over five years.

Large and Diverse Client Base. Our products appeal to a variety of clients and markets including the real estate, financial, restaurant, medical and dental, legal, insurance, lodging, and retail industries. We currently serve an installed base of over 4,000 client locations. In the fiscal year ended December 31, 2005 our largest or best-known clients included American Express Travel, Ford Motor Company, ServiceMaster International, Stanley Steemer, Procter & Gamble-IAMS, Holiday Inn Express, Marriott Hotels, Cort Furniture, Embassy Suites, Siemens, PPG Industries, and Vitas hospice care. The foregoing list of major customers is not necessarily indicative of our client list as a whole. No one client represents more than 3% of our annualized revenues.

Licensed Contracts; Recurring Revenue Base; Low Churn Rate. Our client contracts have a non-cancelable term of at least one year that renews automatically for at least one additional one year term unless specifically terminated at the initial contract expiration date. Our contracts are for the licensed use of equipment and music and customized messaging content. The license must be renewed annually if the client wishes to continue to rebroadcast the music and messages we have produced for them. This license feature of our contracts provides us with stable, recurring annual or monthly revenues per client location. Our licensed contracts also keep our renewal retention ratio of our existing clients at over 90% annually. We define our ‘churn’ rate as the percentage of monthly recurring revenue cancelled as a percentage of our recurring revenue base at the beginning of the applicable year. Based on our experience, economic downturns have not significantly affected our revenues.

Our policy for revenue recognition is as follows: the contract is considered renewed if we do not receive written notification from the client, within 30 days of the renewal date, otherwise all of the licensed materials and use of (equipment if provided by us) any such notices are immediately removed from that months billing system and our revenue is adjusted in that accounting period. We require all clientele to sign our standard licensing agreement for the use of our Music and Customized messaging content. In addition to the renewal clause for the agreement the Protégé system and the audio emcee system have built in lock/unlock feature that requires an 8 digit unlock code for the use on the licensed materials for another 12 month period.

Attractive Economics to Clients. We believe that our products and services provide our clients with an important business tool at a low annual fee. We also believe that our business provides us with attractive economics. The nature of our business enables us to leverage our corporate infrastructure (including programming, marketing and general administrative costs), our established message library, and our nationwide network and delivery system. As a result, our financial results are favorably impacted by growth through incremental client locations.

Experienced Management. Our senior management team has extensive experience in the on-hold messaging programming industry. We are led by Mr. Joey C. Hazenfield, our Chief Executive Officer, and by Mr. Kevin McCullough, our Vice President of Sales, who have 15 and nine years, respectively, of experience in the messaging industry.

Business Strategy

Since the acquisition of Info-Hold by Mr. Hazenfield in 1991, our strategy has been to increase annual recurring revenue and cash flow by concentrating on the following:

Increasing United States Market Penetration. We have identified the potential market for our products to include over seven million business locations in the United States that are operating in industries that we currently serve. (U.S. Census Bureau 2002). As there has been no published research or universal standard for measuring the on-hold or overhead messaging industry, we have had to develop our own conclusions based on our own research. Our broad definition of a prospect for our messaging products and services is any firm with a business establishment and employees on payroll. We believe that less than 10% of our identified market currently subscribes to on-hold or overhead messaging services. As a result of our large nationwide network and patented messaging products we believe we are positioned to capitalize on the substantial growth opportunities available within this significantly under-penetrated market. We strive to increase not only our market share, but also the market penetration of on-hold and overhead music and messaging products and services among this group of business establishments.

Expand our Dealer Network. We plan to expand our dealer network from the current 800 to over 2,000. Approximately three-quarters of this network is provided through a contract with NEC America, which is a leading manufacturer and provider of business telephone and voicemail systems. Our dealer network is a regular source of sales of our on-hold messaging products. We also plan to carry out a consistent and on-going training program to increase our dealer network sales and to expand our product line available to these dealers.

Focus on Multiple Client Locations. We will also focus our direct sales efforts towards clients that have multiple customer sites and hence larger potential revenues. We believe that the introduction of our new Info-Link XM Satellite Radio music and messaging system, along with the creation of a direct sales force dedicated to this market, will allow us to compete directly with our principal national competitors for the large national franchise music and messaging accounts. We have identified over 750,000 franchise locations that are prospects for our on-hold and overhead music and messaging products. We will develop a direct sales force whose focus will be to identify and sell to large multiple location clients. In addition we will also use our nationwide dealer network to identify companies that have a national presence and may be a prospect for a national messaging program. We will also gain access to these large corporate accounts using alliances formed with advertising agencies and industry consultants.

Maintain Technology Leadership. We plan to maintain our lead in cutting edge products through the continued development of product based technology. We will continue to enforce our existing patents and develop new patented technologies that will benefit the on-hold and overhead messaging customer. Many of these technologies that we have developed have been issued patents or have patents pending. These patented technologies will be used for future product developments and applications for the on-hold and overhead messaging industry.

Improve Operating Efficiencies. We are committed to improving our operating efficiencies by reducing our operating costs. In order to reduce our labor costs, we have developed a nationwide network of independent installers that handles our equipment installation. Under our current installation program, we ship message playback equipment and installation instructions directly to our dealers thereby reducing the need for installation service calls. On single site location installations where our dealer has sold the system, we usually incur no overhead cost as the installation costs are born by the purchasers of the systems. In addition, we have increased the number of vendors we use and have negotiated to develop more favorable pricing and terms for installation of multiple location deals. As a result, we have very little fixed overhead expenses associated with the installation of our products in the field. In addition, we have automated our production and service departments to streamline and reduce production and servicing costs associated with our clients. We are continually updating and automating our internal processes to reduce our telecommunications costs, our shipping costs for tapes and compact discs distributed to our clients, our printing costs for marketing and promotional materials and our equipment costs associated with a new client location. Finally, we have implemented a new information management system that has enabled us to more closely monitor and control production and servicing costs and manufacturing and inventory costs.

Improve Delivery and Fulfillment Systems. We seek to implement enhancements to our delivery and fulfillment systems in order to make our products more attractive to existing and potential clients and improve our operating efficiency. For example, we have developed a digital playback device for Info-Link XM which automates portions of our programming process, improves our ability to service our clients and reduces our production and distribution costs. We have also developed a digitized message library which increases the productivity of our production team by enabling us to produce messages in one-third the time that it took previously. We will continue to explore new delivery and fulfillment methods that improve our ability to increase market penetration or improve our operating efficiency.

Selectively Pursue Acquisitions. Through acquisitions, we seek to increase revenues and realize cost savings by eliminating duplicative programming, distribution, sales and marketing, technical and other general and administrative expenses. We plan on pursuing a large number of on-hold companies in the small to medium revenue range ($150,000 to $500,000 in annual sales) for acquisition of their client base. We have identified 250 smaller on-hold messaging companies and our plan is to approach each owner with an offer to purchase and service their client base as well as bring them new products and services to sell. Our program has been designed to make it more profitable for these acquired companies to focus their resources on sales functions and allow us to perform the functions involved in the production of messages and the regular servicing of their customer accounts. Under our plan we intend to bring centralization to the majority of service functions in the messaging industry. We will also bring an ‘exit’ plan to these small business owners that presently does not exist. Today the owners of these companies spend years building a business only to have no exit strategy for retirement or sale of their businesses.

Recent Developments

We have entered into agreements with the following companies for system contracts or test trials of our new Info-Link XM Satellite Radio music and messaging system at selected business locations:

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Our XM contract for developing new products with the XM chip set embedded internally in any of our products was mutually non-renewed on June 25, 2007. This contract was not renewed because it was no longer needed for the development of the Info-Link XM product. The expiration of this contract does not affect our ability to sell the Info-Link XM product or XM Satellite Radio content to our customers.

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Our Info-Link XM product is offered to commercial clients under a monthly payment that includes both the cost to lease the equipment and an additional portion for the XM music and Info-Hold messaging services. Under our contracts the equipment is leased and not owned by the commercial customer. As such, under the lease arrangement, Info-Hold is responsible for servicing or replacing any equipment that does not operate due to any system mechanical failure not caused by outside sources. Any failure caused by external sources at the customer site shall be deemed not covered and the customer becomes responsible for the cost to fix or replace any such damaged system. The Info-Link XM product revenues are recognized under the monthly billings as they come due.

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As of July 31, 2007 we have installed our Info-Link XM system at 643 sites for Hess Corporation. Hess Corporation is a global energy company with approximately 680 retail gas and convenience store operations. (www.hess.com). Hess notified us that we were chosen as the music provider for these sites and has approved the billing for the equipment, installation and monthly music service for all of the sites. On November 11, 2006 we entered into a contract with HESS to provide our Info-Link XM system and music service for all their convenience store locations. The contract runs through June 20, 2009. The monthly billing for the Info-Link XM music service is $23.95 a month.

We expect to recognize gross revenues in the quarter ended June 30, 2007 in the amount of $626,866. The portion of gross revenues related to the installation of equipment and labor is recognized upon installation in accordance with SFAC No. 5. The portion related to licensed software is recognized in accordance with SOP 97-2.

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We currently have a test trial with Bridgestone/Firestone at 16 of their Firestone Mastercare Car Service and other automotive retail stores. They are considering the Info-Link XM system for the playback of music and messages in the public space of their automotive stores and for on-hold messaging over their on-site telephone systems. Bridgestone/Firestone has over 1,500 tire and automotive repair retail store locations with over 500 more company owned stores under different trade names. These trial sites were provided at no cost to Bridgestone/Firestone if they keep the system installed after the 90-day trail period. Our fees per month per location were bid at $34.95 per month. The customer is responsible to pay installation fees and cost of speakers and amplifiers in addition to the monthly fees. The current contract has expired. We also recently entered into an agreement with Bridgestone/Firestone to replace their existing message on-hold systems in their NE zone with our Info-Link GPRS wireless message on-hold system. The contract was signed on March 29, 2007 for 328 stores. The monthly cost for the message on-hold service at these locations is $14.95 a month. No revenues have been generated as Firestone will not be billed until the installation is complete. As of August 1, 2007 87 locations have been installed.

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We have an on-going test trial with Pep Boys at one store location. Pep Boys has agreed to test the Info-Link XM system at this site and if the test is successful they may install our system at more locations. The current agreement is a test trial site agreement and no contracts have been reached for expanding beyond the trial site. Pep Boys presently operates 583 stores in 36 states and is a leading retail and service chain for the automotive aftermarket. The trial site was provided at no cost to Pep Boys and if they keep the systems installed after the trail period our fees per month per location were bid at $34.95 per month. As this account already has existing speakers and amplifiers, the only billing would be the monthly lease fee for the Info-Link XM system. The current contract has expired.

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We have an on-going test trial with Big Lots at one store location starting on April 5, 2007. Big Lots has agreed to test the Info-Link XM system at this site and if the test is successful they may install our system at more locations. The current agreement is verbal and no contracts have been reached for expanding beyond the trial site. Big Lots presently operates approximately 1,400 stores in 47 states and is the nation’s largest broad-line closeout retailer. The trial site was provided at no cost to Big Lots. As this account already has existing speakers and amplifiers, the only billing would be the monthly lease fee for the Info-Link XM system. New stores may require installation of speakers and amplifiers. As of this time, no final pricing has been agreed upon.

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We currently are participating in a targeted product offering to car dealerships through our relationship with XM Satellite Radio and Satellite Radio Commercial Services (SCRS). We set up SRCS as a reseller to market our Info-Link XM product to GM and Honda dealers on December 5, 2006. Under our reseller contract SCRS can sell two Info-Link packages to the GM and Honda care dealerships. SCRS has built a website for both auto dealer brands and began both marketing and selling the product in March 2007. (See www.gmxmpromo.com www.hondaxmpromo.com) We hope to expand the offering to other car dealerships that offer XM Satellite Radio in their cars in the near future. Currently there are two package offerings being sold through Satellite Radio Commercial Services. The first offering is called the Gold Package. At $49.95 a month the dealership receives both XM Satellite Radio content ($21.95 a month) and 10 custom messages of either telephone on-hold or in store overhead messages for their dealership. The second offering is called the Premium Package. At $59.95 the dealership receives both XM Satellite Radio content ($21.95 a month) and 20 custom messages to be used for either telephone on-hold or in store overhead messaging or both. Info-Hold will make revenues off the monthly subscription package minus XM Satellite Radio charges and SCRS commissions. Under the reseller agreement SCRS is responsible for all customer billing and forwarding appropriate monies less commissions to Info-Hold.

Key Terms of Material Contracts

The following is a summary of key terms of certain material contracts affecting our products and services.

Contract/Formation Date	Purpose	Duration	Products Covered	Territory Covered	Termination Provisions

XM Satellite Radio (Effective: 06/25/04)	XM licenses IH to mfg. and market its units with XM radio reception capabilities	Two years with automatic one year extensions (mutually non-renewed on 06/25/07, please see recent developments section)	Info-Link XM	United States, excluding Alaska and Hawaii	For bankruptcy filing or default not cured within 60 days after notice

NEC America (Effective: 6-7-02)	NEC grants to IH the right to market and distribute on hold products through its’ affiliates, resellers, direct and indirect channels	Three years with automatic one year extensions (presently renewed through 6-7-07)	Audio Emcee (private-label on hold product manufactured by IH exclusively for NEC), Info Link	Worldwide

For Cause: Material default by either party not cured with 60 days of written notice

For Insolvency: Upon 30 day notice given by either party in the event of bankruptcy, insolvency, or receivership. Upon either party’s assignment for the benefit of creditors. Upon either party’s dissolution or ceasing to do business.

For Change of Control: NEC may terminate the agreement in the event that a controlling interest of IH stock and/or assets are transferred to an NEC competitor.

With or Without Cause: NEC may terminate agreement upon 30 day written notice to IH, with or without cause.

Hess Corporation (Effective: 12-1-05)	IH to provide Amerada Hess Corp with music and message programming services in its retail locations	1-1-06 through 11-11-08	Info Link XM	United States

At will

For Cause: Material default by either party not cured with 60 days of written notice

For Insolvency: Upon 30 day notice given by either party in the event of bankruptcy, insolvency, or receivership. Upon either party’s assignment for the benefit of creditors. Upon either party’s dissolution or ceasing to do business.

With or Without Cause: Hess may terminate agreement upon 30 day written notice to IH, with or without cause.

Contract/Formation Date	Purpose	Duration	Products Covered	Territory Covered	Termination Provisions

Bridgestone/Firestone (Effective: 3-9-06)	IH to provide BFRC Corp with music and message programming services in its retail locations on a trial basis	3-9-06 through 3-9-09	Info Link XM	United States	At will

Contract/Formation Date	Purpose	Duration	Products Covered	Territory Covered	Termination Provisions

Satellite Radio Commercial Services (SRCS) (Effective: 03-27-06)	IH to provide SCRS with Info-Link XM products for resale to commercial customers including GM and Honda car dealerships.	3-9-06 through 9-6-09	Info Link XM	United States	At will

Pep Boys (Effective: 6-21-06)	IH to provide The Pep Boys with music and message programming services in its retail locations on a trial basis	6-21-06 through 9-21-06	Info Link XM	United States	At will

Info-Hold Services and Message Production Facility

In addition to developing, manufacturing and distributing on-hold and overhead messaging equipment, we also provide customers with professionally recorded messaging content for advertising and marketing purposes. We employ a staff of technical writers to produce the scripts for the messages. We also use professional voice talents for the spoken content of the custom marketing messages. All messages are recorded in house at our professional recording studio using fully digital recording equipment.

All messages are produced under annual license agreement to the end-user. We own the rights to the music or material and the customer pays a fee annually for re-licensing the material and any subsequent new message production. As a part of our licensing program, our Protégé system sold through our national dealer network employs a smart chip that turns off the Protégé player at the annual renewal date if the annual licensing fee has not been paid. Once the renewal is paid the unit is then re-activated by simply programming a simple eight digit “unlock code” via the remote control. This re-license program has allowed us to maintain a client renewal retention ratio of over 90% annually.

In addition, under this licensing program, the longer a client has been with Info-Hold, the less likely they are to leave for another vendor/producer of messaging content. As a client continues to add new messages to their library, it becomes more cost advantageous to stay with our company since the cost to replace their whole library of messages with another messaging vendor would typically cost thousands of dollars. To get new messages from our company including the re-licensing of their existing content can be done for as low as $385 annually. Under our license agreement arrangement, any client that desires to use our system and play any existing messages already produced on their disc must still pay, at the minimum, the stand alone re-license fee of $198.00.

Our Product Manufacturing Process

Our products are sourced from multiple suppliers and ultimately assembled at our corporate office located in Cincinnati, Ohio.

•

Protégé - The majority of our Protégé system components are sourced from Marantz, a division of Phillips corporation. Marantz manufactures home and professional level audio equipment. Our Protégé product uses a high quality Phillips transport and a state of the art digital to analog converter for the most accurate sound reproduction at a reasonable cost. We also manufacture and install in our Protégé a custom designed on board amplifier used to boost the signal on certain phone systems to ensure adequate volume level along with exceptional sound quality. Additionally, an onboard processor is added to sequence and maintain memory of the programmed tracks should the unit lose power. All parts are sourced from multiple suppliers to make sure that we have adequate access to parts inventory. We cannot, however, guarantee future parts availability for the Protégé system and we may have to modify the design of this product due to possible inadequate supplies of said parts.

•

Info-Link - our Info-Link system is identical to our Protégé (it also uses a CD transport) except for the ability to have two way wireless remote control of the unit out in the field. We have secured rights for future transmission of our Pocsag data. We have negotiated deals with multiple wireless carriers to assign cap codes for providing 2 way wireless data capabilities. We cannot control costs on this technology and thus price increases could impact our ability to price the product competitively. We also source the parts for this feature from many suppliers and all of the components for this system were designed by our engineers or by outside contractors. While we cannot guarantee future parts availability, we see little risk in the parts becoming unavailable. We do have a PC version of the Info-Link system that includes remote download capability for control of the unit, should that product require substituting this technology in the event of parts shortage or a major price increase in the wireless technology. This product is used for on hold messaging applications. The Info-Link on-hold messaging system control panel is accessed from a web page login at www.infolinkxm.com.

•

Info-Link XM - our Info-Link XM music and messaging system uses a standard PC platform as its operating system. It currently uses Windows 2000 but we have plans to port its application’s to run on Linux in the near future. The product parts can be sourced from hundreds of different vendors, thus we see no interruption in production of this product. While parts availability is not an issue, we cannot guarantee that the price of the PC platform and parts will remain level. We have seen prices coming down for older product releases in the PC platform environment; as such we see no future problem with price increases that would impact our ability to build a competitively priced product. The Info-Link XM system can be offered in two versions. One offers remote download with off hours dial in for new content download. The other version offers wireless instant control and communication using the two-way wireless pocsag technology which is used in our Info-Link product described above. While we cannot guarantee the wireless products parts availability or pricing, we believe that we will be able to secure parts to make this version available well into the future. The Info-Link XM music and messaging system control panel is also accessed from a web page login at www.infolinkxm.com.

Potential Service Interruptions

Our products have been developed to ensure the continued operation of the units after they have been deployed out in the field even in the event of a wireless failure or XM Satellite radio feed failure. The following failures, however, could cause a service interruption to our clients:

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Hardware failure: our Protégé and Audio Emcee systems use compact discs to load the music and messaging content, thus we do not envision any service interruption to clients using these products unless the hardware itself malfunctions or fails in the field. Our Info-Link and Info-Link XM systems could fail in the field also. Under such circumstances we would replace the hardware that has failed. We can usually accomplish a swap out of the failed hardware unit in a 72-hour period.

•

Wireless data network failure: our Info-Link and Info-Link XM systems that receive commands via our telemetry two way data network could experience an interruption in the ability to control programming changes should the network have a failure. The systems themselves would continue to play the music and messaging stored in the device for telephone on hold or in store broadcasting, but no new programming could be done via the remote wireless network.

•

XM Satellite radio feed failure: the Info-Link XM systems that use an XM Satellite radio feed for some or part of the content could experience an interruption in the music or other content being broadcast from the satellite due to a system failure. The following scenarios explain the possible interruptions for this product.

(1) If one of the XM Satellites was to fail prematurely, it would likely affect the quality of our Info-Link XM service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to this segment of our business would continue until either XM launches their ground spare satellite or has additional satellites built or launched.

(2) If the satellite communicating with the repeater network should fail, XM would have to re-point all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

In preparation for such events or any other unseen events that would affect the ability to receive an XM Satellite radio feed, we have built our Info-Link XM system to be modular so that the music source could be replaced with another satellite service providers’ music or licensed music that could be downloaded to the Info-Link XM system’s internal storage should it become necessary. Thus an Info-Link XM system in the field could have the XM Satellite radio receiver swapped out by inserting a new satellite receiver unit from a different provider in the system. Under this scenario, each individual site could be replaced in as little as 48 hours, but if all sites were affected it could take weeks or months due to the human resources needed to make the changes at all our sites. In addition, we also have the option to download separate licensed music content could be downloaded to the storage space on the unit. This could be done in as little as 48 hours.

Competition

Background of the Industry

The use of on-hold systems dates back to the mid 1980’s when the introduction of the first business telephones that offered music on-hold became commonplace. Initially, almost all of the firms that offered these services offered them on tape-based systems. Using a tape system meant that the customer would typically schedule a certain number of updates annually depending on the customers’ needs. Most common were annual, biannual, quarterly and monthly updates. The tape recorded messages were typically three to six minutes of new material on an endless loop cassette. Late in the 1980’s the introduction of digital storage devices began showing up in the market. These devices could copy the recorded material from a cassette tape onto a digital chip, thus reducing the wear and tear problems associated with the tape medium. They also significantly reduced the inconvenient maintenance that was required on the tape players. They also brought a higher level of reliability to the industry as tapes and tape players frequently had mechanical problems and failures. By our early estimates there were fewer than 50 on-hold companies in the United States by the beginning of the 1990’s. Today we believe that nationally there are over 250 on-hold messaging businesses.

Our Competitors

We compete with many local, regional, and national providers of on-hold and overhead messaging services. National competitors include Muzak (www.muzak.com), DMX Music, Inc. (www.dmxmusic.com), Trusonic Inc. (www.trusonic.com) and Sirius satellite radio (www.sirius.com). Local and regional competitors are typically smaller entities that target businesses with fewer locations.

We also compete with companies that are not principally focused on providing on-hold or overhead messaging services. Such competitors include traditional radio broadcasters that encourage workplace listening, other satellite digital audio radio services, video services that provide business establishments with music videos or television programming, and performing rights societies (ASCAP, BMI, and SESAC) that license business establishments to play sources such as CD’s, tapes, MP3 files, and the radio. While we believe that we compete effectively against such services, such competitors have established client bases and are continually seeking new ways to expand such client bases and revenue streams.

There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, digital audio radio service and the Internet. We cannot assure you that we will be able to:

•	compete successfully with our existing or potential new competitors

•	maintain or increase our current market share

•	use, or compete effectively with competitors that adopt new delivery methods and technologies

•

keep pace with discoveries or improvements in the communications, media and entertainment industries such that our existing technologies or delivery systems that we currently rely upon will not become obsolete, or

•

commit a portion of our revenues to investment in product/service development and improvement in order to periodically enhance our existing products/services and successfully introduce new products/services

How We Compete with Our Competitors

We believe that our patented Protégé and Info-Link on-hold messaging systems, along with our Info-Link XM Satellite Radio music and messaging system, offer many benefits over other companies’ offerings:

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Protégé and Info-Link systems allow for the building of a library of messages that can be changed by the customer on site at any time. Our CD library system allows for up to 99 messages to be stored on the CD. This can give the customer access to up to 45 minutes of different messages. Digital announcers typically do not have a track select-ability feature to allow the user to choose what message they wish to be heard by callers on hold or heard overhead while customers are in their places of business.

•

Our Info-Link and Info-Link XM products provide wireless control of customer sites from a custom built web page that is accessed via the internet. (www.infolinkxm.com). This gives the end user complete control to make changes to what is playing out at their locations in just minutes from any PC with internet access.

Order, Shipment and Backlog

We record and enter into backlog a purchase order for equipment and services when we receive a customer’s written order requesting delivery within twelve months, and contract provisions are verified. Orders that are canceled by the customer and orders that are not shipped within one year are removed from backlog. Orders that are removed from backlog for non-shipment are restored if they are reinstated by the customer. We include in backlog signed contracts which have not yet been fully funded that are expected to commence delivery within the next twelve months.

Set forth below is certain information concerning our orders, shipments and backlog for 2005 and 2006:

	(dollars actual)
	2006	2005
Orders received (net of cancellations)	$1,433,601	$1,269,807
Shipments	1,433,601	1,269,807
Backlog (at year end)	0	0

Our backlog is not necessarily indicative of future revenues.

Major Account Sales

These types of accounts involve substantial periods of time to develop from the point of initial contact to the date when a firm customer contract is executed and products are shipped and installed. Whereas sales of our Protégé product are generally booked within 1-3 days of the initial customer contact, we believe that the average time to achieve a new major account ranges from 6 months to over 24 months. To the extent that we expend significant company resources to build our major account business, our revenues may be materially impacted if projected sales do not occur or occur at lesser rates than forecast.

Research and Development

Our research and development activities are focused on the development of products for on-hold and overhead messaging industries.

Capital expenditures, primarily for development, testing equipment, office equipment and facility improvement costs for the fiscal year ending December 31, 2007, depending upon securing additional capital, are anticipated to total approximately $100,000. This will be dependant upon either the successful completion of this offering or other capital infusion or new financing. We anticipate that spending for research and development for the fiscal year ending December 31, 2007, will generally increase from those incurred for the year ended December 31, 2006. Expenditures will be focused on product refinement and enhancements to respond to customer requests. However, we expect new applications, such as Info-Link XM and our VoIP product will also require additional development expenses. We expect these expenses to be paid through proceeds of this offering as well as from additional working capital we expect to achieve from increased sales of overhead messaging systems to customers.

Government Regulation

We are subject to governmental regulation by the United States and the governments of other countries in which we may provide services. We provide music services in a few areas in the United States through 928 to 960 megahertz frequencies licensed by the Federal Communications Commission (“FCC”). If the FCC or any other person revokes or refuses to extend any of these licenses, we would be required to seek alternative transmission facilities. Laws, regulations and policy, or changes therein, in other countries could also adversely affect our existing services or restrict the growth of our business in these countries.

Employees

As of December 31, 2005, we had 15 full-time and 5 part-time employees. We do not have any employees who are union members. We believe that our relations with our employees are generally good.

PROPERTIES

Executive and Regional Offices

Our principal executive offices are located in a 30,000 square foot facility at 4120 Airport Road, Cincinnati, Ohio 45226. We also maintain our creative services department, production studios, hardware manufacturing and software engineering facilities at the same address. We anticipate that this facility is adequate to handle our intended expansion through 2007. After that, we believe we will need to add an additional 10,000 square feet or more of office and production facility space to operate our business. Our office telephone number is (513) 248-5600

Trade Secrets and Intellectual Property

We view our continuing advances in technology and production services as our most significant competitive advantage. Currently, we have patents (both system and method claims) for our random-access, programmable message systems. We also have patent claims for our “Info-Link” system, which incorporates complete, single- and multi-site wireless programmability with remote, universal control over any and all user sites through a single web interface accessible through the internet. Patent Nos. 5,870,461 and 5,920,616 cover our basic systems and methods. Under these patents we offer our “Protege” and NEC “Audio Emcee” systems and, our “Info-Link” system is protected under Patent No. 5,991,374. Our name, Info-Hold, Inc. is a federally registered trademark issued December 13, 2005.

Patent Filing Summary

We currently have one patent pending for our intelligently integrated on hold messaging system. This patent was filed on January 18th 2002 and was assigned Application Number 20030174818. We recently received our first office action from the United States Patent and Trademark Office which denied this patent citing other relevant art through published patents. We plan to respond to the first office action as we have on prior patent applications and believe that based on our limited review of the other relevant art that we may or may not be able to secure one or more claims from our pending application.

Summary of Our Intellectual Property

The following table summarizes our intellectual property (patent) assets:

Product	Patent No. Assigned	Initial Filing Date	Date of Patent Issuance	Status	Patent Expires
Protégé Audio Emcee	5,870,461	July 16, 1997*	February 9, 1999	Valid/Active	2/2019

Protégé Audio Emcee	5,920,616	July 15, 1997*	July 6, 1999	Valid/Active	7/2019

Protégé Audio Emcee	6,687,352b2	August 6, 2001*	February 3, 2004	Valid/Active	2/2021

Protégé Audio Emcee	6,272,211b1	June 14, 1999*	August 7, 2001	Valid/Active	8/2018

Info-Link	5,991,374	August 8, 1996	November 23, 1999	Valid/Active	8/2016

Intelligently Integrated (VoIP)	20030174818 application	January 16, 2002	Not Yet Issued	Pending

*	Patents listed have a priority filing date of December 31, 1992. Our patent applications are available for review at www.uspto.gov.

LEGAL PROCEEDINGS

We were the plaintiff in a federal patent infringement case, filed on December 31, 2003, Case Number: 1:03CV 0925. This case involved patents owned by us in which we allege were being infringed by the defendant, Sound Merchandising, Inc. d/b/a Intellitouch, a California corporation, with its principle place of business at 5820 Oberlin Drive suite 203 San Diego California, 92121. On June 26, 2006 we reached a favorable royalty settlement in our federal patent infringement case with defendant, Intellitouch Communications. Intellitouch is a San Diego based company that markets their messaging products under the trade name “On-Hold Plus” and maintains a website at www.onholdplus.com.

On August 16th, 2006 Info-Hold filed a patent infringement suit against Trusonic, Inc., with its principal place of business at 7825 Fay Ave. Suite LL-A, LaJolla, CA 92037. It is our belief that Trusonic’s “M-Box” product infringes Info-Hold’s 6,272,211 B1, 5,991,374, and 6,687,352 patents. This case is expected to go to trial in the first quarter of 2008.

On March 28th, 2007 Info Hold filed a patent infringement suit against Applied Media Technologies, Corp. with its principal place of business at 4091 AMTC Center Dr., Clearwater, FL 33764. It is our belief that Applied Media Technologies Corp. sells a device, known as the “Traxxmaster” that infringes Info-Hold’s 6,272,211 B1 and 6,687,352 patents. The case is in the early stages and no trial date has been set.

MANAGEMENT

Officers and Directors

The following individuals serve as our directors and officers, as indicated:

Name	Age	Position
Joey C. Hazenfield	44	Chairman of the Board of Directors, Chief Executive and Financial Officer, and President
Kevin McCullough	41	Vice President, Director, Secretary

Joey C. Hazenfield has been our Chairman of the Board, Chief Executive Officer, and President since 1991. Mr. Hazenfield has been responsible for the vision and development of all patented technology developed for Info-Hold since his arrival in 1991. His vast experience and knowledge of the telecommunications industry has allowed him to develop technology, patents, and new products for the messaging industry. During this tenure he also drove profit levels upward generating excess capital that was used to fund additional investment in the research and development of future technologies that would enable the company to pursue new markets. Mr. Hazenfield developed six key patents in the industry of which he has sold or either exclusively licensed to Info-Hold for their use in developing new products. Mr. Hazenfield began his career in the telecommunications industry in 1983, as one of the founders in a telecommunication’s company that is still in operation today, Professional Telecommunications Services, Incorporated. He is also the managing partner in a limited liability company, Hazenfield, LLC, that he founded in 2003 that manages and operates real estate investment properties and other related investments. Presently, Mr. Hazenfield acts as the chief executive officer and President for all of these entities. He intends to spend at least 75% of his time on our business activities.

Kevin McCullough has been our Vice President of Info-Hold since 2005 and a Director since 2003. In 1996 he joined Info-Hold as Director of Sales and Marketing to start a new national division dedicated to developing a new product for distribution through a new channel of authorized resellers. From 1996 until 2003, Mr. McCullough developed and directed initiatives designed at developing the Protégé pre-packaged on-hold messaging system and the development of the dealer base that was to resell it. From 1988 until 1995 Mr. McCullough worked for ITT Hartford Insurance Group in multiple marketing capacities within both commercial and personal lines insurance divisions. Mr. McCullough received the “National Sales Achievement” of the year award for his accomplishments in 1994. In 1995 he started his own insurance consulting practice and opened an independent insurance agency with a partner in Cincinnati, Ohio. Mr. McCullough graduated from San Diego State University with a bachelor’s degree in business marketing.

Pursuant to our bylaws, our directors are elected at our annual meeting of stockholders and each director holds office until his successor is elected and qualified. Officers are elected by our Board of Directors and hold office until an officer’s successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of our directors and executive officers.

Advisory Board Members

We have granted certain persons rights to attend and observe our board meetings, subject to certain conditions and limitations, for the purpose of acting as advisors to our board members. These persons are not directors, and as such, have no right to vote on matters before the board. The following list is of the group of nominees for our “advisory” board.

Timothy O’Toole	50	Advisory Board Nominee
M. Richard Wadley	60	Advisory Board Nominee
James Dabbs	40	Advisory Board Nominee

Timothy S. O’Toole has agreed to serve on the Company’s advisory board upon conclusion of this offering. Mr. O’Toole is currently Chief Executive Officer of VITAS Healthcare Corporation, the nation’s leading hospice provider, a subsidiary of Chemed Corporation (NYSE:CHE) formerly Roto Rooter, Inc. Mr. O’Toole also retains his post as an Executive Vice President of Chemed. Named to his current position at VITAS in February, 2004, Mr. O’Toole had served since 1991 as Chemed’s/Roto-Rooter’s representative on the VITAS Board of Directors. Mr. O’Toole’s experience also includes eight years as Chairman and Chief Executive Officer of Patient Care, Inc., Chemed’s former home health services subsidiary. Mr. O’Toole also served for eight years as director Omnicare, Inc. (NYSE:OCR), the nation’s leading provider of professional pharmacy and related consulting services for long term care institutions. The Board of Directors elected Mr. O’Toole as Vice President of Chemed in 1988. In 1989 the Board named him Vice President and Treasurer of Chemed. In 1992, he was named an Executive Vice President of Chemed while retaining his title of Treasurer. In 1995 Mr. O’Toole gained additional responsibility as Chairman and Chief Executive Officer of Patient Care Inc.,

which Chemed acquired in 1994 and divested in 2002. Mr. O’Toole holds a B.S. degree in accounting from the University of Kentucky and a J.D. degree, cum laude, from the Salomon P. Chase Law School of Northern Kentucky University.

M. Richard Wadley is a nominee for the advisory board. Since 1999 Mr. Wadley has served as Chief Executive Officer of The Bayshore Group, which is a Long Beach, California-based strategic business consulting firm for early stage public companies and private firms, for which he has assisted with both venture capital fund raising, acquisitions and dispositions, and strategic planning to maximize revenue growth. From 1993 to 1999 Mr. Wadley served as Chief Executive Officer of T-Chem Products, Inc., a Santa Fe Springs, California-based private label cleaning products company with over $40 million in annual revenues. From 1988 to 1991 he was chief executive officer and president of Alta-Dena Certified Dairy, Inc., a $150 million regional agra-business located in City of Industry, California. From 1986 to 1988 he was Vice President and General Manager of Tambrands, Inc., a worldwide Fortune 500 manufacturer and marketer of feminine hygiene products with annual sales in excess of $1 billion. From 1981 to 1986 he was employed in an executive capacity with Hallmark Cards, Inc., where he acted as both Director of Product Management for this company’s Ambassador and Hallmark Divisions with annual sales of over $500 million. From 1968 to 1981 Mr. Wadley served in several senior sales management positions for Procter & Gamble Co., including Brand Manager for Tide and Dawn and Associate Advertising Manager for their Dawn, Dash and Cascade products. Mr. Wadley received his B.S. in Business Management from Brigham Young University with a B.S. in Management and an MBA from Northwestern University.

James M. Dabbs III is a nominee for the advisory board. Mr. Dabbs is president of Critical Response Systems, a privately held company providing alerting and mobilization solutions to the public safety and homeland security sectors. Prior to this, he was Director of Engineering and then Vice President of Product Development for TGA Technologies, Inc., where he worked from 1998 to early 2005. From 1991 through 1998 he was Director of Product Development for E-Media, Inc., and from 1988-1991 he was a staff engineer with BBL Industries. Mr. Dabbs has been involved with communications technologies since 1985, and specifically with wireless communication product development since 1988. Mr. Dabbs is active with the American Association of Paging Carriers (AAPC), where he spearheaded the development of various interoperability standards and air protocols, including RXP, ReFLEX 2.7.4, and several data security and authentication standards. He also serves on the AAPC Roaming subcommittee and the Protocol Working Group. He is active on the National Public Safety Telecommunications Board (NPSTC) where he serves on the paging technology subcommittee. He has managed hardware and software development of Infohold’s Protégé, Info-Link, and Info-Link XM systems. Mr. Dabbs holds a BEE from Georgia Tech, and has experience in technical program management, digital and analog design and implementation, software design and implementation, product development, and product management.

Key Employees

The following is biographical information regarding other key personnel of Info-hold:

Name	Age	Position
Mark Mason	39	Director of Compliance Acquisitions and Legal
Richard Creed	46	Director of Sales (Eastern Region)
Tom Jacobs	45	Director of Engineering
Daniel J. Wood Esq.	59	General Counsel
David M. Gardner	48	Director of Shipping/Receiving Manufacturing
Nathan H. Geiger	29	Director of Credit and Contract Administration
Ryan G. DeMougin	29	Systems Engineer

Mark Mason has been our Director of Acquisitions and Legal Compliance since January 2006. From 2001 to 2005 Mr. Mason served in the capacity of Director of Operations for Info-Hold. From 1999 to 2001 Mr. Mason was Director of Sales for the Eastern Region. Prior to joining Info-Hold Mr. Mason was an Account Executive for Complex Legal Services and provided litigation support to over 20 of the top law firms located in Cincinnati, Ohio. In 1996 he created a new start up company called C.C. Organizers, Inc. with the goal of franchising the business. The company was subsequently sold in 1997. From 1989 through 1995 Mr. Mason served RJR Nabisco in numerous capacities and was eventually named Territory Manager in 1993. Mr. Mason attended Muskingham College and Ohio University, respectively.

Richard Creed has been our Director of Sales (Eastern Region) since November of 2001. Mr. Creed is also our liaison between Info-Hold and NEC America for the Audio Emcee product that was produced and put in their dealer ordering system in May of 2003. Mr. Creed has an extensive background in the telecommunications field. From 1985-2001 he served in multiple capacities including Sales Manager and V.P. of Sales for telecommunications company. Mr. Creed was voted into the “Who’s Who” of sales in Communications. Mr. Creed graduated from University of Cincinnati with B.A. in Accounting.

Tom Jacobs has been our Director of Engineering since 2002. In this capacity he is responsible for the creation and deployment of key software and systems underlying all of the functions of the Info-Link and Info-Link XM messaging products. Previously, from 2000 to 2001 Mr. Jacobs served as Vice President of Network Operations for Sonova Networks, Inc., a company providing worldwide VOIP services. From 1999 to 2000 he served as IT Director and Senior Project Manager for Midwest Telecom Consulting, a Cincinnati telecommunications consulting firm. From 1997 to 1999 Mr. Jacobs was employed as an Engagement Manager for Ernst and Young, LLC, where he managed technical evaluation projects for numerous clients including Chiquita, Kroger, Ikon Office Systems, and United Dairy Farmers. He has also served as a Test and Evalutation Team Chief and Project Engineer in the Air Force and Air National Guard. Mr. Jacobs holds a Bachelor of Science in Electrical Engineering from the Air Force Institute of Technology and a Bachelor of Education from Ohio State University.

Daniel J. Wood Esq. has served as General Counsel from 1994 to 2001 and from 2002 through present. His focus has been on patent litigation and patent application prosecution. Prior to his joining the company, from 1986 to 1994, Mr. Wood was an Adjunct Professor of Business Law at the College of Mount St. Joseph in Cincinnati, Ohio. Mr. Wood holds a Bachelor of Science degree from the State University of New York at Albany and received a law degree in 1986 from Salmon P. Chase College of Law at Northern Kentucky University. Mr. Wood is currently licensed to practice in the State of Ohio and the Federal Court (Sixth Circuit).

David M. Gardner has served as Shipping and Receiving Supervisor since April 26, 1999. Before beginning his tenure at Info-Hold, Mr. Gardner worked in the automotive service industry for nearly two decades. It was in this capacity that he learned valuable skills in procurement and order fulfillment that translate well to his current position within the company. Mr. Gardner is responsible for processing customer orders in a timely manner, the tracking of Info Hold equipment leased to it’s clients, managing the company’s inventory, as well as certain manufacturing directives for our Protégé and info-link systems.

Nathan Geiger started with the company in September 2001 as Web-designer and was tasked with creating graphics for ad copy and other general graphical duties. In 2001 Mr. Geiger moved into the accounting department as an accounts receivable manager, where he later accepted the position of Director of Credit and Contract Administration and is currently responsible for all aspects of Accounts Receivable, Collections and Contract Administration. Mr. Geiger attended Northern Kentucky University and is a veteran of the U.S. Navy.

Ryan DeMougin began producing software part time for the company in 2001. In October 2004 Mr. DeMougin joined our staff full time as our In-House Software Engineer and Director of Information Technology. In this capacity he is responsible for creating Automation Software, Network Administration, Database Development, Internal Training, as well as providing internal and external technical support. His language set includes: Visual Basic, VBA (Microsoft Office Automation), SQL, C, C++, and TASM. Mr. DeMougin has worked closely with Tom Jacobs in the development of the hardware and software for client side of the Link XM system.

Director Compensation

We have granted certain persons rights to attend and observe our board meetings, subject to certain conditions and limitations, for the purpose of acting as advisors to our board members. These persons are not directors, and as such, have no right to vote on matters before the board. These individuals are not compensated for their activities on our behalf.

Board Committees and Meetings

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. At the present time these committees consist of the two members of our senior management. At or shortly after the time that we go effective with this offering we intend to add additional independent directors to the Board to act as members of these committees.

Audit Committee

Our board of directors has established an Audit Committee. Our current Audit Committee members are Joey Hazenfield (chair) and Kevin McCullough. The Audit Committee performs the following functions, among others:

•	Directly appoints, retains and compensates our independent auditor and pre-approves all auditing and non-auditing services of the independent auditor;

•	Evaluates the independent auditor’s qualifications, performance and independence;

•	Discusses the scope of the independent auditors’ examination;

•	Reviews and discusses the annual audited financial statements and quarterly financial statements with management and the independent auditor and the report of the independent auditor thereon;

•	Assesses our accounting practices and policies;

•	Reviews and approves of all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors;

•	Develops, and monitors compliance with, a code of ethics for senior financial officers;

•	Develops, and monitors compliance with, a code of conduct for all our employees, officers and directors;

•	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•	Establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. At the time that we add additional independent directors to this committee we intend that the individual who will chair our audit committee, will qualify as an “audit committee financial expert” pursuant to SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and pursuant to Nasdaq rules and that the other member of the audit committee satisfies the financial literacy requirements for audit committee members under these rules and regulations.

Compensation Committee

Our board of directors has established a compensation committee, whose members are Joey Hazenfield (chair) and Kevin McCullough. The Compensation Committee performs the following functions, among others:

•	Develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

•

Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and sets the Chief Executive Officer’s compensation based on this evaluation;

•	Reviews the Chief Executive Officer’s recommendations with respect to, and approve annual compensation for, the Company’s other executive officers;

•	Establishes and administers annual and long-term incentive compensation plans for key executives;

•	Recommends to the board for its approval and, where appropriate, submission to the Company’s shareholders, incentive compensation plans and equity-based plans;

•	Recommends to the board for its approval changes to executive compensation policies and programs; and

•	Review and approve all special executive employment, compensation and retirement arrangements.

Nominating and Governance Committee

Our board of directors has established a Nominating and Governance Committee comprised of Joey Hazenfield (chair) and Kevin McCullough. The Nominating and Governance Committee performs the following functions, among others:

•	Reviews, approves and recommends for board consideration director candidates and advises the board with regard to nomination or election of director candidates;

•	Determines procedures for the review, approval and recommendation of director candidates, as appropriate;

•	Determines procedures for the consideration of shareholder-recommended board candidates;

•

Recommends to board standards regarding Company’s definition of “independence” as such term relates to directors (taking into account, among other things, Nasdaq requirements and any other laws and regulations applicable to the Company);

•	Establishes performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation;

•

Develops, reviews and recommends to the board, as appropriate, principles and policies relating to corporate governance; and monitor compliance with and the effectiveness of such principles and policies, as appropriate.

Indemnification and Limitation of Director and Officer Liability

Limitation of Director Liability

Our bylaws limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification

Our bylaws require that we defend and indemnify our officers and directors to the full extent permitted by Delaware law.

Under Delaware law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under Delaware law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;

•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Delaware law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

•

in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by us for the three most recent fiscal years:

	Annual Compensation						Awards				Payouts
Name and Principal Position	Fiscal Year	Salary (Paid)	Salary (Deferred)	Bonus	Other Annual Compensation	(3)	Restricted Stock Awards	($)	Securities Underlying Options (	#)	LTIP Payouts ($)	All Other Compensation ($)(4)
Joey C. Hazenfield(1)	2006	$29,445	22,555	—	5,244		—		—		—	—	(4)
Chief Executive Officer	2005	$18,250	33,750	—	—		—		—		—	—
and President	2004	$21,000	31,000	—	—		—		—		—	—

Kevin L. McCullough(2)	2006	$44,082	—	—	10,130		—		—		—	—	(4)
Vice President/Secty.	2005	$45,459	—	—	10,584		—		—		—	—
	2004	$49,807	—	—	10,090		—		—		—	—

(1)	Mr. Hazenfield became Chief Executive Officer and President of the Company in 1991.
(2)	Mr. McCullough became Vice President of the Company in 2005.
(3)	“Other Annual Compensation” includes the following amounts:

	Fiscal Year 2006		Fiscal Year 2005		Fiscal Year 2004
	Health Insurance Premiums ($)	Auto Allowance ($)	Health Insurance Premiums ($)	Auto Allowance ($)	Health Insurance Premiums ($)	Auto Allowance ($)
Joey C. Hazenfield	0	0	0	0	0	0
Kevin L. McCullough	1,500	8,100	1,500	8,100	1,500	8,100
(4)	“All Other Compensation” includes the following amounts for fiscal year 2006:

	Company 401(k) Contributions ($)	Life Insurance Premiums ($)
Joey C. Hazenfield	290.00	4,954
Kevin L. McCullough	530.00	0

Stock Option Programs

Our executive compensation in 2006 did not include any stock awards or option awards. Nor has their been any awards designated as of the time of this filing. We currently have no outstanding employee options to purchase shares of our common stock. We have created our 2005 Stock Equity Incentive Plan, which authorizes the grant of restricted stock issuances or options to purchase an aggregate of 10,000,000 shares of our common stock. We will not grant options under this plan with an exercise price of less than 100% of the fair market value of the Company’s common stock on the date of grant.

The purpose of the Plan is to promote our interests and the interests of our shareholders by providing participants a significant stake in our performance and providing an opportunity for the participants to increase their holdings of our Common Stock. The Plan is administered by the Option Committee, which consists of the Board or a committee of the Board, as the Board may from time to time designate. The Option Committee has the authority to select employees and consultants (which may include directors) to receive awards, to determine the number of shares of common stock covered by awards and to set the terms and conditions of awards. In addition to stock options, we may also offer a participant the right to purchase shares of common stock subject to such restrictions and conditions as the Option Committee may determine at the time of grant. Such conditions may include continued services to us or the achievement of specified performance goals or objectives. The total number of shares reserved for and available for grant and issuance pursuant to this plan will be 10,000,000 ( ten million shares ) of common stock.

Employment Agreements

The current officers’ employment agreement have expired. We anticipate entering into new agreements with our officers in the next 12 months

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

There were no options granted in the fiscal year ended December 31, 2006:

There were no options exercised or stock vested in the fiscal year ended December 31, 2006.

Name	Total Exercised (#)	Realized Value ($)	Exercisable #	Non Exercisable (#)	Exercisable Value ($)	Non Exercisable Value ($)
Joey C. Hazenfield	0	0	0	0	0	0
Kevin L. McCullough	0	0	0	0	0	0

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
CEO
Joey C. Hazenfield	0	0	0	0
Vice President
Kevin L. McCullough	0	0	0	0

PENSION BENEFITS TABLE

The Company did not offer a pension plan during fiscal year 2006.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company did not offer any non-qualified deferred compensation plans during fiscal year 2006.

CASH BONUS PROGRAM DISCLOSURE

The Company did not enter into any cash bonus arrangements during the fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a premises lease with Joey C. Hazenfield, our Chief Executive Officer and President, for our headquarters building in Cincinnati, Ohio, which provides that we will make rental and other payments to Mr. Hazenfield on a monthly basis. During 2006 and 2005 we incurred obligations of $39,000 and $39,000, respectively under this lease agreement. Either Info-hold or Mr. Hazenfield, with the approval of our Board of Directors, may terminate this lease by prior written notice to the other.

Additionally, we pay royalties to Mr. Hazenfield under an agreement under which we secured patent rights from patents owned previously by him. The royalty payments were $71,201 in 2006 and $63,547 in 2005.

Any future transaction with an officer, director, or five per cent shareholder will be on terms no less favorable to us than could be obtained from an independent third party.

CODE OF ETHICS

Our board of directors has adopted a Code of Ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of December 31, 2006 the beneficial ownership of our common stock, as adjusted for this offering and the exercise of all vested options and warrants immediately prior to the completion of this offering, by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each director and executive officer of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.

Except as indicated in the footnotes to the table below, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of December 31, 2005, we had 106,105,000 shares of common stock outstanding. Post-offering calculations assume (i) 122,105,000 shares of common stock are outstanding after closing of this offering based on shares of our common stock outstanding as of the date of this prospectus as calculated above, and (ii) full exercise of all warrants granted in conjunction with sale of the 8,000,000 Units. Unless otherwise indicated, the address of each individual named below is the address of the Company, 4120 Airport Road, Cincinnati, Ohio.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Joey C. Hazenfield(2)	95,000,000	86.3%
Kevin L. McCullough(3)	4,000,000	3.6%
All officers and directors as a group (2 persons)	99,000,000	89.9%

(1)

For each individual and group in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group, plus shares acquirable within 60 days of the date of the Prospectus group, by the sum of 110,105,000 shares of common stock outstanding after the completion of the offering (assuming the Maximum Offering is achieved, but the warrants are exercised), plus shares of common stock acquirable within 60 days of the date of the Prospectus by such person or group.

(2)	Includes no shares which may be acquired upon exercise of outstanding options or warrants.
(3)	Includes no shares which may be acquired upon exercise of outstanding options or warrants.

DESCRIPTION OF SECURITIES

The following is a description of our capital stock as set forth in our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this Prospectus is a part. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws and applicable provisions of Delaware law.

Our Prior History as an Ohio Corporation

On July 28, 2005, pursuant to an Agreement of Merger, Info-hold, Inc., an Ohio corporation was merged with Info-hold, Inc., a Delaware corporation with the latter corporation as the survivor. The 202 outstanding shares of the non-surviving corporation were converted into shares of the new corporation on the basis of a 500,000:1 conversion ratio.

Overview of Capital Structure As a Delaware Corporation

Our authorized capital stock consists of 200,000,000 shares of common stock, $.0000001 par value per share, and 2,000,000 shares of preferred stock, $.0000001 par value per share. Upon completion of this offering, after giving effect to the conversion into common stock of all outstanding warrants, 114,105,000 shares of common stock will be issued and outstanding (including the 4,000,000 shares of common stock forming a part of the Units issued in this offering. There are no shares of Series B preferred stock outstanding.

Units

We will issue 4,000,000 units, with each Unit consisting of one share of our common stock and one warrant. The holder of one warrant will be entitled to purchase one share of our common stock. The Units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the Unit. Until the Units are divided into their separate components of one share of common stock and one warrant, only the Units will be quoted on the OTC Bulletin Board, subject to our ability to secure their listing on such automated quotation system. Each unit will be divided into its separate component of one share of common stock and one warrant on the date which is the earlier of (i) 60 days immediately following the date of this prospectus. We will notify the Unit holders of the separation of the Units 30 days prior thereto through the issuance of a widely-disseminated press release. Following the separation of the Units, subject to approval of their listing, the shares of common stock will be quoted on the OTC Bulletin Board, and the warrants will be quoted separately from the common stock on the OTC Bulletin Board. The Units will cease to exist at that time.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See “Dividend Policy.”

Conversion. The common stock has no conversion rights.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other. The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and non-assessable.

Prior to the date of this prospectus, there has been no established public trading market for the common stock.

Warrants

Each warrant will entitle the holder to purchase one share of common stock at an exercise price equal to $0.30 beginning on the date the units separate through the date which is two years after the date of this prospectus, subject to the redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Florida Atlantic Stock Transfer, and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 4,000,000 shares of our common stock.

The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, re-capitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

Commencing 12 months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $0.01 per warrant, provided that the closing sale price of our common stock equals or exceeds $0.30 price per share for 30 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 30 consecutive trading days in which the closing sale price of the common stock equals or exceeds $.30 price per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price of $0.01 per warrant.

We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.

We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.

The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and non-assessable.

The warrants do not confer on the warrant holder any voting or other rights of our shareholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

We currently have no outstanding warrants to purchase our common stock.

Preferred Stock

Our board of directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. There are presently no shares of outstanding preferred stock and our Board of Directors has no further plans, agreements or understandings for the issuance of any additional shares of preferred stock.

Transfer Agent

We have applied to Florida Atlantic Stock Transfer, Inc. to be appointed as the transfer agent for our Units, common stock and warrants upon the conclusion of this offering. Our proposed transfer agent’s phone number is (954) 726-4954.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 106,105,000 shares of common stock (including the 4,000,000 shares of common stock forming a part of the Units issued in this offering) without taking into account any options or warrants which may be granted or exercised. If all 4,000,000 warrants sold in conjunction with the sale of Units are exercised, we will have outstanding 114,105,000 shares of common stock. Upon completion of this offering, we will have 250,000 options outstanding to purchase shares of common stock. All of the Units sold hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates” (defined in Rule 144 under the Securities Act as a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, us). Immediately prior to this offering, we will have outstanding 106,105,000 shares of common stock, which shares will be deemed restricted securities within the meaning of Rule 144. Shares of common stock acquired or to be acquired by our officers and employees pursuant to the exercise of options or restricted stock grants will be, upon the filing of a Registration Statement on Form S-8 registering such shares, freely tradable without restriction or further registration under the Securities Act by persons other than “affiliates.” Sales of restricted securities and shares of common stock held by “affiliates” are subject to certain volume, timing and manner of sale restrictions pursuant to Rule 144. Any sales of substantial amounts of these shares in the public market might adversely affect prevailing market prices for the shares of common stock.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including “affiliates” of the Company, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to any of the requirements described above. We are unable to estimate the number of restricted shares or shares held by affiliates that will be sold under Rule 144 because this will depend in part on the market price for the common stock, the personal circumstances of the holders of the shares and other factors.

Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or our ability to raise capital through a public offering of our equity securities.

PLAN OF DISTRIBUTION

This Offering of Units (Including Our Common Stock and Warrants)

We may sell some or all of the Units in one or more transactions, including block transactions. The offering will be conducted by the two members of our executive management team, Joey Hazenfield and Kevin McCullough. We will sell the Units at $0.10 per Units until our shares are quoted on the OTC Bulletin Board. We determined this offering price arbitrarily. We are bearing all costs relating to the registration of the common stock and warrants to acquire our common stock. These are estimated to be $70,000. In connection with any sale of the Units, we may, however, pay commissions or other fees to brokers or dealers who are members of the National Association of Securities Dealers and appropriately licensed to sell our securities in their respective states where sales may occur. If paid, these commissions will not exceed 10% of the offering price of the Units, or the exercise price of the Warrants and the total compensation payable to our selling agents will not exceed 15% of the offering price of the Units or the exercise price of the Warrants. We will only employ broker-dealers if we determine that sufficient sales will not be promptly achieved by our executive management team within the first several months of this offering. We will file a post-effective amendment to our registration statement on Form SB-2 to disclose the details of our arrangements with any broker-dealers. Our offering expenses, including any commissions payable to broker-dealers, will not exceed 20% of the offering price of the Units or the exercise price of the Warrants.

We have engaged the services of a market maker, Spartan Securities Group, Ltd., St. Petersburg, Florida, to file a Rule 15c2-11 application with Nasdaq to allow our securities to be traded on the OTC Bulletin Board and to act as our initial market maker for our Units, common stock, and warrants. There are no assurances that such application will be approved or that our securities will trade on the OTC Bulletin Board. Securities may be traded on the OTC Bulletin Board only to the extent that there is interest by broker-dealers in acting as market makers. Despite our best efforts we may not be able to retain our initial market maker to continue to quote our securities or to secure additional market makers to make quotations on the OTC Bulletin Board. Compared to other trading markets there is relatively limited liquidity in the OTC Bulletin Board.

In the event that the minimum offering of 2,000,000 Units is not sold within 360 days from the offering commencement date, all money received by us will be promptly returned to you without interest or deduction. If at least 2,000,000 Units are sold within the prescribed period, all money received by us will be retained by us and there will be no refund. Purchases by our principals will not count toward the minimum number of Units that must be sold within the offering period. Funds will be held in a segregated escrow account at Huntington Bank, Cincinnati, Ohio until 2,000,000 Units are sold. Thereafter, we may continue this offering until the maximum offering of 4,000,000 Units is achieved, and future proceeds received, if any, will be held by us in a separate operating account at the aforementioned bank, which account will be under our control. The proceeds held in escrow will not be susceptible to creditor’s claims while in escrow. In the event that the minimum offering of 2,000,000 units is not achieved, the proceeds in the escrow account will be returned directly to the investors with interest and Info-Hold will not have access to these funds. We may terminate this offering at any time in our sole discretion.

Each Unit will be divided into its separate component of one share of common stock and one warrant within 60 days after the completion of this offering. We expect to notify the Unit holders of the separation of the Units 30 days prior thereto through the issuance of a widely disseminated news release. Provided that the Units, and the underlying common stock and warrants have been approved for listing on the OTC Bulletin Board: (i) until the Units are divided into their separate components of one share of common stock and one warrant, only the Units will be quoted on the OTC Bulletin Board; and (ii) following the separation of the Units, the shares of common stock and the warrants will be quoted under different symbols and the Units will cease to exist at that time.

We will comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the company may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, we must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer so that they may comply with the prospectus delivery requirements of Item 502(b) of Regulation SB-2; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Commission Rules Regarding ‘Penny’ Stocks

The Securities Exchange Commission (“Commission”) has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties; contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price; contains a toll-free telephone number for inquiries on disciplinary actions; defines significant terms in the disclosure document or in the conduct of trading penny stocks; and contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer: with bid and offer quotations for the penny stock; details of the compensation of the broker-dealer and its salesperson in the transaction; the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling our securities.

“Blue Sky” Laws

“Blue Sky” refers to state laws that regulate the offer and sale of securities, as well as registration and reporting requirements. These laws vary from state to state. Before a security may be sold in a state, there must be a registration in place to cover the transaction, or an available exemption from registration. We anticipate filing applications to sell this offering in the following states, although there are no assurances that this will occur in each instance: California, Ohio, New York, Florida, Arizona, Nevada, Illinois, Michigan, Texas and Pennsylvania. Prospective investors should check with us to determine if the necessary filings have been made to offer and sell the security in their state.

LEGAL MATTERS

The Law Office of David M. Griffith, a Professional Corporation, Long Beach, California, has acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the securities offered in this prospectus. David M. Griffith holds an option to acquire 250,000 shares of our common stock.

EXPERTS

The financial statements of Info-hold, Inc. as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2005, included herein and elsewhere in this Registration Statement have been audited by Robert L. White & Associates, Inc., Cincinnati, Ohio, an independent registered public accounting firm, for the periods and the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the Units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov . We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information we will file will be available for inspection and copying at the SEC public reference facilities and the web site of the SEC referenced to above.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders Info-Hold, Inc.

Cincinnati, Ohio

We have audited the accompanying balance sheets of Info-Hold, Inc. as of December 31, 2006 and 2005, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Info-Hold, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Robert L. White & Associates, Inc.

Cincinnati, Ohio

May 14, 2007

BALANCE SHEETS

As of December 31,

	2006	2005
ASSETS
Current Assets
Cash	$1,417	$—
Accounts receivable - net of allowance for doubtful accounts of 5,645 for 2006 and 8,898 for 2005	338,590	111,986
Inventory	23,489	25,289
Prepaid expenses and other current assets	24,898	17,974

Total Current Assets	$388,394	$155,249
Property and Equipment, net	190,679	145,013
Other assets
Patent rights, net of amortization	199,999	216,666
Deposits	14,047	8,297

Total Other Assets	214,046	224,963

Total Assets	$793,119	$525,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	39,050	$121,882
Accrued expenses	169,751	102,202
Loans payable-current	102,261	105,647

Total Current Liabilities	311,062	329,286
Long-Term Debt	209,119	100,269
Shareholders’ Equity
Preferred Stock, .0000001 par value; 2,000,000 Shares authorized in 2006, and 2005; none issued
Common Stock, .000001 par value; 200,000,000 Shares authorized for 2006 and 2005, 106,105,000 were issued for 2006 and 2005, respectively	11	11
Additional paid in capital	65,594	65,594
Treasury stock	(25,832)	(25,832)
Retained earnings	233,165	55,897

Total Equity	272,938	95,670

Total Liabilities & Shareholders’ Equity	$793,119	$525,225

See accompanying notes.

INFO-HOLD, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUE	$1,433,601	$1,279,667
COSTS AND EXPENSES
Cost of sales	410,286	529,999
Selling, general and administrative expenses	763,092	708,419
Interest expense	24,865	17,255

	1,203,243	1,255,673

Income (Loss) Before Provision for Income Taxes	230,358	23,994
Provision (Credit) for Income Taxes	$53,090	$3,599

Net Income (Loss)	$177,268	$20,395

Basic Income Per Common Share	$.002	$.000

Weighted Average Common Shares Outstanding	106,105,000	43,044,376

Diluted Income Per Common Share	$.002	$.000

Weighted Average Common Shares including 250,000 Stock Options granted	$106,355,000	$43,294,376

See accompany notes.

INFO-HOLD, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Additional Paid-In Capital	Treasury Stock	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2004	202	$10	$60,490	$(25,832)	$35,502	$70,170

Swap of Ohio shares for Delaware Share (split 500,000 for 1)	100,999,798	—	—	—	—	—
Compensatory Shares	5,105,000	1	5,104	—	—	5,105
Net Income for the year ended December 31, 2005	—	—	—	—	20,395	20,395

Balance at December 31, 2005	106,105,000	11	65,594	(25,832)	55,897	95,670

Net Income for the year ended December 31, 2006	—	—	—	—	177,268	177,268

Balance at December 31, 2006	106,105,000	$11	$65,594	$(25,832)	$233,165	$272,938

See accompanying notes.

INFO-HOLD, INC.

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Increase (Decrease) In Cash and Cash Equivalents:
Cash Flows From Operating Activities:
Net Income (loss)	$177,268	$20,395
Adjustments to reconcile net income
(Loss) to net cash from (utilized) by operating activities
Depreciation and amortization	75,251	69,286
Bad debt provision	(9,624)	6,372
Compensatory shares		5,105
Changes in assets and liabilities
Decrease (increase) in accounts receivable	(216,980)	(53,104)
Decrease (increase) in inventory	1,800	(9,975)
(Increase) in prepaid expense and other assets	(12,674)	(5,320)
Increase in accounts payable	(83,589)	99,110
Increase in accrued expenses	68,752	69,179
Net Cash from operating activities	202	201,048
Cash Flows From Investing Activities:
Purchase of patent rights		—
Purchase of fixed assets	(104,250)	(51,664)

Net Cash (utilized) by investing activities	(104,250)	(51,664)

Cash Flows From Financing Activities:
(Reduction) in notes payable	162,728	(60,466)
Loans (repaid to) director/officer	(57,263)	(88,918)

Net Cash provided by (utilized) in financing activities	105,464	(149,384)
Net Increase (Decrease) In Cash	1,417	—
Cash Beginning of Year	—	—

Cash End of Year	$1,417	$-0-

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest		$17,255
Taxes		—

See accompanying notes.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 1 - Description of Company:

Info-Hold, Inc., the Company, was incorporated in Ohio in 1988. In 2005, it merged its Ohio Company into a newly formed Delaware corporation of the same name, at which time, its Ohio shareholders received 500,000 shares of Delaware stock for each share of Ohio Stock. The Ohio Company passed out of existence with the Delaware Corporation surviving. The Company offers a complete turnkey service providing on-hold messaging to companies wanting to promote their own communication message to their callers. Its headquarters and messaging studio is based in Cincinnati, Ohio. It markets its service and products on a national basis through the use of corporate sales staff and a network of resellers.

Note 2 - Summary of Significant Accounting Policies:

The Company’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlines below are those policies which are considered particularly significant.

(A) Use of Estimates:

In preparing financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP), management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

(B) Statements of Cash Flows:

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(C) Inventories:

Inventories, which consist solely of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market. Market is considered as net realizable value.

(D) Fixed Assets:

Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis as follows:

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 2 - Summary of Significant Accounting Policies (Continued):

Furniture and fixtures	7 years
Computers and related equipment	5 years
Leasehold improvements	40 years
Vehicles	5 years

Maintenance and repairs are expensed as incurred, renewals and betterments are capitalized.

Fixed Assets are comprised of the following:

	2006	2005
Furniture and fixtures	$78,509	$57,748
Computers and related equipment	766,264	692,301
Leasehold improvements	85,000	85,000
Vehicles	9,527

	939,300	835,409
Less: accumulated depreciation	(748,622)	(690,036)

	$190,678	$145,013

(E) Revenue Recognition:

The Company recognizes revenues at the point of sale or when substantially all services to be provided by the Company have been performed. A very substantial portion of revenue is generated from licensed agreements to use the Company’s patented technology in its products and services. In most instances these are one year license agreements subject to renewal. The revenue is recognized each time the license period begins. Costs are recognized as incurred to fulfill the contract period of the license. The revenue is recognized immediately either when the product ships or when the license agreement renews. The contracts are non-cancellable and non refundable until the following (1) or (3) year renewal period has ended. In these instances revenue is recovered in accordance with SAB No. 104 and SFAC No. 5. In certain cases where multiple deliveries of hardware and software occurs we apply SOP 97-2 and consider EITF 00-21.

(F) Advertising and Promotion Costs:

Advertising and promotion costs are expensed as incurred. For the years ended December 31, 2006 and 2005, such costs aggregated $1,154 and $4,461 respectively.

(G) Accounts Receivable:

The Company’s trade accounts receivable result from the sale of its services. The allowance method is used to account for uncollectible accounts. Bad debt expense for the years ended December 31, 2006 and 2005 was $7,013 and $6,372, respectively.

(H) Concentration of Credit Risk:

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of trade accounts receivable.

The Company’s trade accounts receivable result from the sale of its services to customers consisting of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are used. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, credit-worthiness and changes in customer payment tendencies when evaluating the allowance for doubtful accounts. At December 31, 2006 and 2005, the Company had no customer who accounted for more than 10% of sales or accounts receivable.

(I) Income Taxes:

The Company records its federal and state income tax liability in accordance with State of Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes”. Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

(J) Earnings (Loss) Per Share

Basic earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the provisions of SFAS No. 128 “Earnings Per Share”. Diluted earnings (loss) per share has been presented based on the option to purchase 250,000 shares granted to outside corporate counsel.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 2 - Summary of Significant Accounting Policies (Continued):

(K) Accounting For Stock-Based Compensation:

The Company accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). Accordingly, compensation costs for stock options and warrants are measured as the excess, if any, of the fair value of the stock at the date of grant, over the stock option exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Under SFAS No. 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method.

(L) Recent Accounting Pronouncements:

In May 2003, Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, was issued effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 did not result in the reclassification of any financial instruments in the Company’s financial statements.

In April 2003, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, was issued effective for contracts entered into or modified after June 30, 2003, with certain exceptions. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity”. The Company does not currently engage in hedging activities and the adoption of this statement did not have any effect on its financial statements.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 3 - Income Taxes:

These financial statements reflect provision for taxes in 2006 and 2005 was $53,090 and $3,599, respectively.

The deferred tax asset at December 31, 2006 and 2005 was $0 and $7,210, respectively. The only significant difference that gives rise to the deferred tax asset described above is the loss carry-forward.

Note 4 - Merger:

On July 28, 2005, the Company’s Board of Directors determined, after due investigation, that the State of Delaware would be a better situs for the Company than Ohio.

Accordingly, the Board voted unanimously to merge the Ohio Company into a newly formed Delaware Company of the same name. It also agreed to set a par value of its stock to $0.0000001 and further agreed to convert each outstanding share of the Ohio Company into 500,000 shares of the Delaware Company. At that time, the Delaware Company became the surviving corporation and the Ohio Company became the non-surviving corporation.

Note 5 - Shareholders’ Equity:

As discussed above, Info-Hold, Inc. (an Ohio Corporation) merged all its stock into Info-Hold, Inc. (a Delaware Corporation). Prior to this merger, the Delaware Corporation was formed by authorizing 200 million common shares and 2 million preferred shares each with a par value of $0.0000001. The 202 shares outstanding of the Ohio Corporation were traded at 500,000 to 1 for the Delaware Corporation stock resulting in 101,000,000 shares then outstanding.

In December, 2005, 5,105,000 shares of the Company’s stock was issued to certain employees. These shares were valued at .001 per share, resulting in a value of $5,105. This value approximated the net book value of the Company at the time of issuance and also a multiple of about five times current year earnings.

Since there was no market for the Company’s stock at the time, the Company’s advisors deemed this to be a fair value.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 6 - Loans Payable:

Loans payable at December 31, 2006 and 2005 consist of the following:

	2006	2005
Note payable to a bank due November 8, 2007 which is a revolving line of credit with a limit of $50,000 at prime rate secured by general business assets	$49,500	$
Note payable to a bank due January 1, 2009 monthly payments of $2,492 principal plus interest at a rate of prime plus 1%; secured by general assets of the business and a personal guarantee of the Company’s principal shareholder.	80,248		110,148
Note payable to a bank due February 2, 2006, monthly payments of $4,638 includes interest at a rate of prime plus 2.5%; secured by a personal guarantee of the Company’s principal shareholder.	—		9,148
Note payable to Joe Hazenfield, the Company’s CEO and principal shareholder. The note is a demand note with an interest rate of 6%.	109,000		57,264
Note payable to a shareholder due December 31, 2008 with interest at the rate of 18% per annum
Capital leases secured by computer equipment	72,632		29,337

	311,380		205,916
Less: current maturities.	102,261		105,647

	$209,119		$100,269

Note 7 - Patent Rights Acquired

On December 31, 2003, the Company acquired the patent rights owned by Joe Hazenfield, its CEO and principal shareholder. The patents all involve on-hold messaging systems and methods. This acquisition required Hazenfield to complete the assignment process through the US Patent and Trademark Office of several patents issued from 1999 through 2004.

The purchase price was a one-time lump sum fee of $250,000 plus ongoing royalty fees based on the revenues from company sales or license fees. The $250,000 will be paid in accordance with a demand note with Mr. Hazenfield bearing interest at a rate of 6% per annum until paid in full.

The patents are valid/active as follows:

Patent No.	Patent Expires
5,870,461	2/2019
5,920,616	7/2019
6,687,35262	2/2021
6,272,21161	8/2018
5,991,374	8/2016

Note 8 - Commitments and Contingencies:

The Company’s only lease obligation is for the lease of its headquarters. This lease is with its CEO and calls for monthly payments of $3,250. The lease was renewed in February 2007 for a one year period ending February 28, 2008.

Note 9 - Related Party Transactions:

The Company leases space from its CEO, Joey Hazenfield, as noted above. He was paid $39,000 and $39,000 in 2006 and 2005, respectively, under terms of this lease. Additionally, the Company pays royalties to Mr. Hazenfield in accordance with his assignment of patent rights to the Company. The royalty payments were $71,330 in 2006 and $63,547 in 2005.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 10 - Stock Options:

In 2000, the Board of Directors of the Company adopted the 2000 Stock Option and Stock Incentive Plan, as amended in 2005 for the benefit of certain employees and consultants. The Company has reserved a total of 10,000,000 shares of its common stock for issuance pursuant to the exercise of options to be granted. The Plan is administered by an Option Committee of the Board of Directors. The exercise prices of the options granted are determined by the Option Committee and are established at the estimated fair value of the Company’s common stock at the date of grant. The Option Committee determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed 10 years. As of December 31, 2006 no options have been granted under the plan. The weighted average of fair value of options granted in 2006 was $0.00.

In 2005, the Company granted options to purchase 250,000 shares of common stock at an exercise price of $0.05 per share to its outside corporate counsel. At the date of grant, these options have a five year life.

Note 11 - Legal Proceedings:

We were the plaintiff in a federal patent infringement case, filed on December 31, 2003, Case Number: 1:03CV 0925. This case involved patents owned by us in which we allege were being infringed by the defendant, Sound Merchandising, Inc. d/b/a Intellitouch, a California corporation, with its principle place of business at 5820 Oberlin Drive suite 203 San Diego California, 92121. On June 26, 2006 we reached a favorable royalty settlement in our federal patent infringement case with defendant, Intellitouch Communications. Intellitouch is a San Diego based company that markets their messaging products under the trade name “On-Hold Plus” and maintains a website at www.onholdplus.com.

On August 16th, 2006 Info-Hold filed a patent infringement suit against Trusonic, Inc., with its principal place of business at 7825 Fay Ave. Suite LL-A, LaJolla, CA 92037. It is our belief that Trusonic’s “M-Box” product infringes Info-Hold’s 6,272,211 B1, 5,991,374, and 6,687,352 patents. This case is expected to go to trial in the first quarter of 2008.

On March 28th, 2007 Info Hold filed a patent infringement suit against Applied Media Technologies, Corp. with its principal place of business at 4091 AMTC Center Dr., Clearwater, FL 33764. It is our belief that Applied Media Technologies Corp. sells a device, known as the “Traxxmaster” that infringes Info-Hold’s 6,272,211 B1 and 6,687,352 patents. The case is in the early stages and no trial date has been set.

Note 12 - Subsequent Events

On April 1, 2006, the company borrowed $100,000 from a shareholder. The note bears interest at the rate of 18% per annum, payable at the end of each calendar year with the principal due in a balloon payment of $100,000 on December 31, 2008.

BALANCE SHEETS

As of June 30, 2007

(Unaudited)

2007
ASSETS
Current Assets
Cash	$63,639
Accounts receivable - net of allowance for doubtful accounts of $5,646	210,881
Inventory	29,252
Prepaid expenses and other current assets	183,033

Total Current Assets	$486,805
Property and Equipment, net	253,394
Other assets
Patent rights, net of amortization	191,666
Deposits	14,047

Total Other Assets	205,713

Total Assets	$945,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$17,485
Accrued expenses	164,751
Loans payable-current	175,670

Total Current Liabilities	357,906
Long-Term Debt	203,644
Shareholders’ Equity
Preferred Stock, .0000001 par value; 2,000,000 Shares authorized, none issued;
Common Stock, .000001 par value; 200,000,000 Shares authorized, 106,105,000 issued	11
Additional paid in capital	65,594
Treasury stock	(25,832)
Retained earnings	344,589

Total Equity	384,362

Total Liabilities & Shareholders’ Equity	$945,912

See accompanying notes.

INFO-HOLD, INC.

STATEMENTS OF OPERATIONS (Unaudited)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30

	Three Months		Six Months
	2007	2006	2007	2006
REVENUE	$672,915	$404,210	$1,344,508	$688,137
COSTS AND EXPENSES
Cost of sales	294,973	104,807	567,897	178,928
Selling, general and administrative expenses	321,086	261,754	580,014	383,060
Interest expense	16,682	10,298	19,503	11,295

	632,741	376,859	1,167,414	573,283

Income (Loss) Before Provision for Income Taxes	40,174	27,351	177,094	114,854
Provision (Credit) for Income Taxes	14,678	12,433	65,670	37,436

Net Income (Loss)	$25,496	$14,918	$111,424	$77,418

Basic Income Per Common Share	$.000	$.000	$.001	$.001

Weighted Average Common Shares Outstanding	106,105,000	106,105,000	106,105,000	106,105,000

Diluted Income Per Common Share	$.000	$.000	$.001	$.001

Weighted Average Common Shares including 250,000 Stock Options granted	$106,355,000	$106,355,000	$106,355,000	$106,355,000

See accompany notes.

INFO-HOLD, INC.

STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
Increase (Decrease) In Cash and Cash Equivalents:
Cash Flows From Operating Activities:
Net Income (loss)	$111,424		$77,418
Adjustments to reconcile net income
Net cash from (utilized) by operating activities
Depreciation and amortization	38,278		32,709
Changes in assets and liabilities
Decrease (increase) in accounts receivable	127,709		(57,680)
Decrease (increase) in inventory	(5,763)		(36,471)
Decrease (Increase) in prepaid expense and other assets	(158,135)		1,039
(Decrease) Increase in accounts payable	(21,565)		(57,812)
(Decrease) Increase in accrued expenses	(5,000)		19,459
Net Cash from operating activities	86,948		(21,338)
Cash Flows From Investing Activities:
Purchase of fixed assets	(92,659)		(68,485)

Net Cash (utilized) by investing activities	(92,659)		(68,485)

Cash Flows From Financing Activities:
Increase in notes payable	67,933		148,711
Loans (repaid to) director/officer			(47,551)

Net Cash provided by (utilized) in financing activities	67,933		101,160
Net Increase In Cash	62,222		11,337
Cash Beginning of Year	1,417		—

Cash End of Year	$63,639		$11,337

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest		$
Taxes			—

See accompanying notes.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS JUNE 30, 2007 AND 2006

Note 1 - Description of Company:

Info-Hold, Inc., the Company, was incorporated in Ohio in 1988. In 2005, it merged its Ohio Company into a newly formed Delaware corporation of the same name, at which time, its Ohio shareholders received 500,000 shares of Delaware stock for each share of Ohio Stock. The Ohio Company passed out of existence with the Delaware Corporation surviving. The Company offers a complete turnkey service providing on-hold messaging to companies wanting to promote their own communication message to their callers. Its headquarters and messaging studio is based in Cincinnati, Ohio. It markets its service and products on a national basis through the use of corporate sales staff and a network of resellers.

Note 2 - Summary of Significant Accounting Policies:

The Company’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlines below are those policies which are considered particularly significant.

(A) Use of Estimates:

In preparing financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP), management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

(B) Statements of Cash Flows:

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(C) Inventories:

Inventories, which consist solely of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market. Market is considered as net realizable value.

(D) Fixed Assets:

Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis as follows:

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

UNAUDITED JUNE 30, 2007 AND 2006

Note 2 - Summary of Significant Accounting Policies (Continued):

Furniture and fixtures	7 years
Computers and related equipment	5 years
Leasehold improvements Vehicles	40 years 5 years

(E) Revenue Recognition:

The Company recognizes revenues at the point of sale or when substantially all services to be provided by the Company have been performed. A very substantial portion of revenue is generated from licensed agreements to use the Company’s patented technology in its products and services. In most instances these are one year license agreements subject to renewal. The revenue is recognized each time the license period begins. Costs are recognized as incurred to fulfill the contract period of the license.

(F) Advertising and Promotion Costs:

Advertising and promotion costs are expensed as incurred.

(G) Accounts Receivable:

The Company’s trade accounts receivable result from the sale of its services. The allowance method is used to account for uncollectible accounts.

(H) Concentration of Credit Risk:

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of trade accounts receivable.

The Company’s trade accounts receivable result from the sale of its services to customers consisting of public and private companies. In order to minimize the risk of loss from these companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are used. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, credit-worthiness and changes in customer payment tendencies when evaluating the allowance for doubtful accounts. As of June 30, 2007 and 2006, the Company had no customer who accounted for more than 5% of sales or accounts receivable.

(I) Income Taxes:

The Company records its federal and state income tax liability in accordance with State of Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes”. Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

(J) Earnings Per Share

Basic earnings per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the provisions of SFAS No. 128 “Earnings Per Share”. Diluted earnings per share accounts for the option to purchase 250,000 shares granted to outside corporate counsel.

	Six Months Ended June 30
	2007	2006
Basic Income Per Common Share	$.001	$.001
Weighted Average Shares Outstanding	106,105,000	106,105,000
Diluted Income Per Common Share	$.001	$.001
Weighted Average Common Shares including options	106,355,000	106,355,000

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2007 AND 2006

Note 2 - Summary of Significant Accounting Policies (Continued):

(K) Accounting For Stock-Based Compensation:

The Company accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). Accordingly, compensation costs for stock options and warrants are measured as the excess, if any, of the fair value of the stock at the date of grant, over the stock option exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Under SFAS No. 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method.

(L) Recent Accounting Pronouncements:

In May 2003, Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, was issued effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 did not result in the reclassification of any financial instruments in the Company’s financial statements.

In April 2003, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, was issued effective for contracts entered into or modified after June 30, 2003, with certain exceptions. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity”. The Company does not currently engage in hedging activities and the adoption of this statement did not have any effect on its financial statements.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2007 AND 2006

Note 3 - Income Taxes:

Note 4 - Merger:

On July 28, 2005, the Company’s Board of Directors determined, after due investigation, that the State of Delaware would be a better situs for the Company than Ohio.

Accordingly, the Board voted unanimously to merge the Ohio Company into a newly formed Delaware Company of the same name. It also agreed to set a par value of its stock to $0.0000001 and further agreed to convert each outstanding share of the Ohio Company into 500,000 shares of the Delaware Company. At that time, the Delaware Company became the surviving corporation and the Ohio Company became the non-surviving corporation.

Note 5 - Shareholders’ Equity:

As discussed above, Info-Hold, Inc. (an Ohio Corporation) merged all its stock into Info-Hold, Inc. (a Delaware Corporation). Prior to this merger, the Delaware Corporation was formed by authorizing 200 million common shares and 2 million preferred shares each with a par value of $0.0000001. The 202 shares outstanding of the Ohio Corporation were traded at 500,000 to 1 for the Delaware Corporation stock resulting in 101,000,000 shares then outstanding.

In December, 2005, 5,105,000 shares of the Company’s stock was issued to certain employees. These shares were valued at .001 per share, resulting in a value of $5,105. This value approximated the net book value of the Company at the time of issuance and also a multiple of about five time’s current year earnings.

Since there was no market for the Company’s stock at the time, the Company’s advisors deemed this to be a fair value.

INFO-HOLD, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2007 AND 2006

Note 6 - Commitments and Contingencies:

The Company’s only lease obligation is for the lease of its headquarters. This lease is with its CEO and calls for monthly payments of $3,250. The lease was renewed in February 2006 for a one year period ending February 28, 2007.

Note 7 - Related Party Transactions:

The Company leases space from its CEO, Joey Hazenfield, as noted above. He was paid $39,000 and $39,000 in 2005 and 2004, respectively, under terms of this lease. Additionally, the Company pays royalties to Mr. Hazenfield in accordance with his assignment of patent rights to the Company.

Note 8 - Stock Options:

In 2000, the Board of Directors of the Company adopted the 2000 Stock Option and Stock Incentive Plan, as amended in 2005 for the benefit of certain employees and consultants. The Company has reserved a total of 10,000,000 shares of its common stock for issuance pursuant to the exercise of options to be granted. The Plan is administered by an Option Committee of the Board of Directors. The exercise prices of the options granted are determined by the Option Committee and are established at the estimated fair value of the Company’s common stock at the date of grant. The Option Committee determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed 10 years.

In 2005, the Company granted options to purchase 250,000 shares of common stock at an exercise price of $0.05 per share to its outside corporate counsel. At the date of grant, these options have a ten year life.

As of March 31, 2007 no options have been granted under the plan. The weighted average of fair value of options granted in 2007 was $0.00.

Critical Accounting Policies

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. In order to obtain a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Accounts Receivable

Accounts receivable balances are stated net of allowances for doubtful accounts. Management records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, we take into consideration such factors as our day-to-day knowledge of the financial position of specific clients, the industry and size of our clients. We do not believe that it has a concentration of risk in one industry or client, the deterioration in its client’s financial condition, resulting in an impairment of its client’s ability to make payments, may require additional allowances. A financial decline of any one of our large clients could have an adverse and material effect on the collect ability of receivables and thus the adequacy of the allowance for doubtful accounts. Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in our statements of operations. Write-offs of un-collectible accounts are charged against the allowance for doubtful accounts.

Inventories

Our inventory is a significant component of current assets and is stated at the lower of cost or market. We regularly review inventory quantities on hand and record provisions for excess or obsolete inventory based primarily on our estimated forecast of product demand, market conditions, production requirements and technological developments. Significant or unanticipated changes to our forecasts of these items, either adverse or positive, could impact the amount and timing of any additional provisions for excess or obsolete inventory that may be required.

Long-Lived Assets

Our property and equipment is recorded at cost. Depreciation of the assets is recorded on the straight-line basis over the estimated useful lives of the assets. Dispositions of property and equipment are recorded in the period of disposition and any resulting gains or losses are charged to income or expense when the disposal occurs. The carrying value of our long-lived assets is periodically reviewed to determine that such carrying amounts are not in excess of estimated market value. We periodically review our property and equipment for possible impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Such review is based on undiscounted cash flow analysis and we reduces the asset to fair value when the carrying amount exceeds the undiscounted cash flows. The undiscounted cash flow analysis requires management to estimate future cash flows which includes assumptions regarding sales growth and associated costs. Additionally, the valuation and classification of these assets and the assignment of useful depreciable lives involves judgment and the use of estimates. Changes in business conditions, technology, or customer preferences could potentially require future adjustments to asset valuations.

Intangible Assets

The only intangible asset on our balance sheet presently is patent rights. The valuation and classification of this asset and the assignment of useful amortization life involves significant judgments and the use of estimates. The testing of these intangibles under established accounting guidelines for impairment also requires significant use of judgment and assumptions. Our assets are tested and reviewed for impairment on an ongoing basis under the established accounting guidelines. Changes in business conditions could potentially require future adjustments to asset valuations.

We have adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) in connection with the adoption of SFAS No. 142, we evaluated the useful lives of our existing intangible asset and concluded that all of our intangible assets have definite lives and that the existing useful lives are reasonable.

Deferred Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Revenue Recognition

Our revenues are recognized when products are shipped to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” provides guidance on the application of generally accepted accounting principles to select revenue recognition issues. We concluded that our revenue recognition policy is appropriate and in accordance with SAB No. 104.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, employee compensation cost for stock options is measured as the excess, if any, of the estimated fair value our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Transactions in which we issue stock-based compensation for goods or services received from non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is the more reliably measurable. We often utilize pricing models in determining the fair values of options and warrants issued as stock-based compensations to non-employees. These pricing models utilize the market price of our common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

Recent Accounting Policies

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. We are evaluating the provisions of the standard. Depending upon the amount of and terms for options that are granted in future periods, the implementation of this standard could have a significant non-cash impact on results of operations in future periods.

In December 2003, the FASB issued SFAS Interpretation 46R (FIN 46R), a revision to SFAS Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provision of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46 and FIN 46R did not have a material impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures in its financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with this standard, financial instruments that embody obligations of the issuer are required to be classified as liabilities. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, except for certain provisions relating to mandatory redeemable non-controlling interests, which have been indefinitely deferred. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of the Company. Management believes if the deferred provisions are finalized in their current form, the adoption of these provisions will not have a material impact on our operations or financial condition.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Bylaws provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company’s best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to the Company’s best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Item 25. Other Expenses of Issuance and Distribution

SEC Registration Fee	$342.40
Nasdaq OTC Bulletin Board Listing Fee*	0
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	25,000
Blue Sky Fees and Expenses	5,000
Printing and Engraving Expenses	5,000
Miscellaneous	5,000

Total	$70,342.40

*	Listing Fee is paid by Market Maker.

Item 26. Recent Sales of Unregistered Securities

The following is information as to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act of 1933, as amended (the “Act”). In July 2005 the Registrant undertook a 500,000:1 forward stock split as part of its reincorporation from Ohio to a Delaware corporation. At that time the existing 202 outstanding shares were converted into 101,000,000 shares outstanding and the shares were issued to the existing shareholders for no additional consideration. In December 2005, 5,105,000 shares of the Registrant’s stock were issued to certain employees for past services and were valued at $.001 per share, resulting in an aggregate value of $5,105. In August 2005 an option to acquire 250,000 shares of the Registrant’s common stock was issued to David M. Griffith, the Registrant’s outside counsel, for $0.05 per share for a five year period. Such issuances were made in reliance on appropriate exemptions under federal and state law, including Regulation D, Rule 506 and Rule 701 under the 1933 Securities Act.

Item 27. Exhibits

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 28. Undertakings

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

i.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 4249b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

ii.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned, in the City of Cincinnati, State of Ohio, on October 31, 2007.

Info-Hold, Inc., a Delaware corporation

By:	/s/ Joey C. Hazenfield
Joey C. Hazenfield Its: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Joey C. Hazenfield and Kevin McCullough, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre- and post-effective amendments in connection with the registration statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 7 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joey C. Hazenfield Joey C. Hazenfield Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	October 31, 2007

/s/ Joey C. Hazenfield Joey C. Hazenfield Chief Financial Officer (Principal Financial Officer)	October 31, 2007

/s/ Kevin McCullough Kevin McCullough Secretary	October 31, 2007

/s/Kevin McCullough Kevin McCullough Vice President and Director	October 31, 2007

EXHIBIT INDEX

Number	Description
2.1	Agreement of Merger dated as July 28, 2005, by and among the registrant, Info-hold, Inc., a Delaware corporation and Info-hold, Inc. an Ohio corporation*

3.1	Certificate of Incorporation*

3.2	Bylaws*

4.1	Specimen Common Stock Certificate*

4.2	Form of Warrant Agreement (with Warrant Agent)*

4.3	Specimen Warrant Certificate*

4.4	Specimen Unit Certificate*

5.1	Opinion and Consent of Law Office of David M. Griffith, APC*

10.1	Info-hold, Inc. 2005 Equity Incentive Plan (Adopted August 28, 2005)*

10.2	Licensing Agreement between Info-hold, Inc. and Joey C. Hazenfield dated September 25, 1995*

10.3	Exclusive License Agreement between Info-hold, Inc. and Joey C. Hazenfield dated December 8, 2003*

10.4	Patent Assignment - Bill of Sale dated December 31, 2003*

10.5	OEM Distribution Agreement between NEC America, Inc. and Info-hold, Inc. dated June 7, 2002*

10.6	Amendment No. 1 to OEM Agreement between NEC America, Inc. and Info-hold, Inc. dated September 19, 2002*

10.7	Amendment No. 2 to OEM Agreement between NEC America, Inc. and Info-hold, Inc. dated January 15, 2003*

10.8	XM Edge Receiver License Agreement for Commercial Radio dated June 25, 2004*

10.9	Corporate Headquarters Lease Agreement between Info-hold, Inc. and Joey C. Hazenfield dated February 1, 2006*

10.10	Promissory Note Agreement with Timothy S. O’Toole dated March 1, 2006*

10.11	Agreement with Bridgestone/Firestone dated March 1, 2006*

10.12	Agreement with Pep Boys dated March 9, 2006*

10.13	Agreement with Hess Corporation dated December 1, 2005*

10.14	Agreement with Hess Corporation dated November 11, 2006*

10.15	Distribution Agreement with Sirius Satellite Radio, Inc.

14.1	Code of Ethics*

23.1	Consent of Law Office of David M. Griffith, APC (included in Exhibit 5.1)*

23.2	Consent of Robert L. White & Associates, Inc.*

24.1	Power of Attorney (1) *

99.1	Audit Committee Charter*

99.2	Compensation Committee Charter*

99.3	Nominating and Corporate Governance Committee Charter*

99.4	Escrow Agreement with Huntington Bank, Cincinnati, Ohio

(1)	Included in the signature page to the Form SB-2.

*	Previously filed.